SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant §240.14a-12

ECHELON CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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ECHELON CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 26, 2010

10:00 A.M. PACIFIC TIME

We cordially invite you to attend the 2010 Annual Meeting of Stockholders of Echelon Corporation. The meeting will be held on Wednesday, May 26, 2010 at 10:00 a.m., Pacific Time, at 570 Meridian Avenue, San Jose, California 95126. At the meeting we will:

1.	Elect three Class C directors for a term of three years and until their successors are duly elected and qualified;

2.	Ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010; and

3.	Transact any other business as may properly come before the meeting or any postponement or adjournment thereof.

These items are fully discussed in the following pages, which are made part of this Notice. Stockholders who owned our common stock at the close of business on Wednesday, April 7, 2010 are entitled to notice of and to vote at the annual meeting.

Your vote is important. Whether or not you plan to attend the annual meeting, please cast your vote, as instructed in the Notice of Internet Availability of Proxy Materials, via the Internet, as promptly as possible. You may also request a printed set of the proxy materials which will allow you to submit your vote by mail or by telephone, if you prefer. We encourage you to vote via the Internet. It is convenient, is more environmentally friendly, and saves us significant postage and processing costs.

Sincerely,

Robert R. Maxfield
President and Chief Executive Officer

San Jose, California

April 16, 2010

2010 ANNUAL MEETING OF STOCKHOLDERS

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

-i-

-ii-

ECHELON CORPORATION

PROXY STATEMENT

FOR

2010 ANNUAL MEETING OF STOCKHOLDERS

INFORMATION CONCERNING SOLICITATION AND VOTING

General

Our Board of Directors is soliciting Proxies for the 2010 Annual Meeting of Stockholders to be held at 570 Meridian Avenue, San Jose, California 95126 on Wednesday, May 26, 2010, at 10:00 a.m., Pacific Time. The address of our principal executive office is 550 Meridian Avenue, San Jose, California 95126 and our telephone number at this address is 408-938-5200. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters set forth in the attached Notice of Annual Meeting. Please read it carefully.

Beginning on April 16, 2010, we made copies of this Proxy Statement available to persons who were stockholders at the close of business on April 7, 2010, the record date for the annual meeting.

Notice of Internet Availability of Proxy Materials

Pursuant to rules recently adopted by the Securities and Exchange Commission, or the SEC, we have chosen to provide access to our proxy materials over the Internet. We are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders of record and our beneficial owners. All stockholders will have the option to access the proxy materials on a website referred to in the Notice or to request a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy of the proxy materials are included in the Notice. You may also request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis.

Electronic Access to Proxy Materials

The Notice will provide you with instructions on how to:

•	View on the Internet our proxy materials for our annual meeting; and

•	Instruct us to send our future proxy materials to you electronically by e-mail.

Choosing to receive future proxy materials by e-mail will save us the cost of printing and mailing the proxy materials to you and will reduce the environmental impact of our annual meeting. If you choose to receive future proxy materials by e-mail, you will receive an e-mail next year with instructions including a link to the proxy materials and a link to the proxy voting site. Your election to receive proxy materials by e-mail will remain in effect until you terminate it.

Costs of Solicitation

Echelon will pay the costs of soliciting proxies from stockholders. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners, including fees associated with:

•	Forwarding the Notice to beneficial owners;

•	Forwarding printed proxy materials by mail to beneficial owners who specifically request them; and

•	Obtaining beneficial owners’ voting instructions.

Certain of our directors, officers and employees may solicit proxies on our behalf, without additional compensation, personally or by written communication, telephone, facsimile or other electronic means. We may engage the services of a professional proxy solicitation firm to aid in the solicitation of proxies from certain brokers, bank nominees and other institutional owners. Our costs for such services, if retained, will not be significant.

Record Date and Shares Outstanding

Only stockholders of record at the close of business on April 7, 2010, are entitled to attend and vote at the annual meeting. On the record date, 41,155,128 shares of our common stock were outstanding and held of record. The closing price of our common stock on the Nasdaq Stock Market on the record date was $8.82 per share.

QUESTIONS AND ANSWERS REGARDING OUR ANNUAL MEETING

Although we encourage you to read this Proxy Statement in its entirety, we include this question and answer section to provide some background information and brief answers to several questions you may have about the annual meeting or this Proxy Statement.

Q:	Why am I receiving these proxy materials?

A: Our Board of Directors is providing these proxy materials for you in connection with our annual meeting of stockholders, which will take place on May 26, 2010. Stockholders are invited to attend the annual meeting and are requested to vote on the proposals described in this Proxy Statement.

Q:	What is the Notice of Internet Availability?

A: In accordance with rules and regulations adopted by the SEC, instead of mailing a printed copy of our proxy materials to all stockholders entitled to vote at the annual meeting, we are furnishing the proxy materials to our stockholders over the Internet. If you received a Notice by mail, you will not receive a printed copy of the proxy materials. Instead, the Notice will instruct you as to how you may access and review the proxy materials and submit your vote via the Internet. If you received a Notice by mail and would like to receive a printed copy of the proxy materials, please follow the instructions for requesting such materials included in the Notice.

We expect to mail the Notice on or about April 16, 2010, to all stockholders entitled to vote at the annual meeting. On the date of mailing of the Notice, all stockholders and beneficial owners will have the ability to access all of our proxy materials on a website referred to in the Notice. These proxy materials will be available free of charge.

Q:	What proposals will be voted on at the annual meeting?

A: There are two proposals scheduled to be voted on at the annual meeting:

•	Election of three Class C the nominees for director set forth in this Proxy Statement; and

•	Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010.

Q:	What is Echelon’s voting recommendation?

A: Our Board of Directors unanimously recommends that you vote your shares “FOR” each of the three Class C nominees to our Board of Directors and “FOR” ratification of the appointment of our independent registered public accounting firm.

Q:	Who can vote at the annual meeting?

A: Our Board of Directors has set April 7, 2010 as the record date for the annual meeting. All stockholders who owned Echelon common stock at the close of business on April 7, 2010, or the record date, may attend and vote at the annual meeting. Each stockholder is entitled to one vote for each share of common stock held as of the record date on all matters to be voted on. Stockholders do not have the right to cumulate votes. On April 7, 2010, 41,155,128 shares of our common stock were outstanding. Shares held as of the record date include shares that are held directly in your name as the stockholder of record and those shares held for you as a beneficial owner through a broker, bank or other nominee.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A: Most stockholders of Echelon hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholders of Record

If your shares are registered directly in your name with Echelon’s transfer agent, BNY Mellon Shareowner Services, you are considered the stockholder of record with respect to those shares and the Notice has been sent directly to you. As the stockholder of record, you have the right to grant your voting proxy directly to Echelon or to vote in person at the annual meeting.

Beneficial Owners

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and the Notice has been forwarded to you by your broker, bank or other nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote and are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the annual meeting unless you request a “legal proxy” from the broker, bank or other nominee who holds your shares, giving you the right to vote the shares at the annual meeting.

Q:	How many votes does Echelon need to hold the annual meeting?

A: A majority of Echelon’s outstanding shares as of the record date must be present at the annual meeting in order to hold the meeting and conduct business. This is called a quorum. Both abstentions and broker “non-votes” are counted as present for the purpose of determining the presence of a quorum. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

Shares are counted as present at the meeting if you:

•	are present and vote in person at the meeting; or

•	have properly submitted a proxy card or voting instruction card or voted by telephone or via the Internet.

Q:	What is the voting requirement to approve each of the proposals?

A: Proposal One—Directors are elected by a plurality vote, and therefore the three individuals receiving the highest number of “FOR” votes will be elected. Votes of “WITHHOLD” and broker non-votes have no legal effect on the election of directors due to the fact that such elections are by a plurality.

You may vote either “FOR” or “WITHHOLD” on each of the three Class C nominees for election as director.

Proposal Two—The affirmative vote of a majority of the votes duly cast is required to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm.

You may vote “FOR,” “AGAINST” or “ABSTAIN” on Proposal Two. Abstentions are deemed to be votes cast and have the same effect as a vote against this proposal. However, broker non-votes are not deemed to be votes cast and, therefore, are not included in the tabulation of the voting results on this proposal.

Q:	Who counts the votes?

A: Voting results are tabulated and certified by Broadridge Financial Solutions, Inc.

Q:	What happens if I do not cast a vote?

A: Stockholders of record — If you are a stockholder of record and you do not cast your vote, no votes will be cast on your behalf on any of the items of business at the annual meeting. However, if you submit a signed proxy card with no further instructions, your shares will be counted as a vote “FOR” each Class C director nominee (Proposal One) and “FOR” ratification of the appointment of our independent registered public accounting firm (Proposal Two).

Beneficial owners — If you hold your shares in street name it is critical that you cast your vote if you want it to count in the election of directors (Proposal One). In the past, if you held your shares in street name and you did not indicate how you wanted your shares voted in the election of directors, your bank or broker was allowed to vote those shares on your behalf in the election of directors as they felt appropriate. Recent changes in regulation were made to take away the ability of your bank or broker to vote your uninstructed shares in the election of directors on a discretionary basis. Thus, if you hold your shares in street name and you do not instruct your bank or broker how to vote in the election of directors, no votes will be cast on your behalf. Your bank or broker will, however, continue to have discretion to vote any uninstructed shares on the ratification of the appointment of our independent registered public accounting firm (Proposal Two).

Q:	How can I vote my shares in person at the annual meeting?

A: Shares held directly in your name as the stockholder of record may be voted in person at the annual meeting. If you choose to do so, please bring your proxy card or proof of identification to the annual meeting. Even if you plan to attend the annual meeting, Echelon recommends that you vote your shares in advance as described below so that your vote will be counted if you later decide not to attend the annual meeting. If you hold your shares in street name, you must request a legal proxy from your broker, bank or other nominee in order to vote at the annual meeting.

Q:	How can I vote my shares without attending the annual meeting?

A: Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the annual meeting. If you are a stockholder of record, you may vote by submitting a proxy; please refer to the voting instructions in the Notice or below. If you hold shares beneficially in street name, you may vote by submitting voting instructions to your broker, bank or other nominee; please refer to the voting instructions provided to you by your broker, bank or other nominee.

Internet — Stockholders of record with Internet access may submit proxies by following the “Vote by Internet” instructions on the Notice until 11:59 p.m., Eastern Time, on May 25, 2010 or by following the instructions at www.proxyvote.com. Most of our stockholders who hold shares beneficially in street name may vote by accessing the website specified in the voting instructions provided by their brokers, banks or other nominees. A large number of banks and brokerage firms are participating in Broadridge Financial Solutions, Inc.’s (formerly ADP Investor Communication Services) online program. This program provides eligible stockholders the opportunity to vote over the Internet or by telephone. Voting forms will provide instructions for stockholders whose bank or brokerage firm is participating in Broadridge’s program.

Telephone — If you request a printed set of the proxy materials, you will be eligible to submit your vote by telephone.

Mail — If you request a printed set of the proxy materials, you may indicate your vote by completing, signing and dating the proxy card or voting instruction form where indicated and by returning it in the prepaid envelope that will be provided.

Q:	How can I change or revoke my vote?

A: Subject to any rules your broker, bank or other nominee may have, you may change your proxy instructions at any time before your proxy is voted at the annual meeting.

Stockholders of record — If you are a stockholder of record, you may change your vote by (1) filing with our General Counsel, prior to your shares being voted at the annual meeting, a written notice of revocation or a duly executed proxy card, in either case dated later than the prior proxy relating to the same shares, or (2) attending the annual meeting and voting in person (although attendance at the annual meeting will not, by itself, revoke a proxy). Any written notice of revocation or subsequent proxy card must be received by our General Counsel prior to the taking of the vote at the annual meeting. Such written notice of revocation or subsequent proxy card should be hand delivered to our General Counsel or should be sent so as to be delivered to our principal executive offices, Attention: General Counsel.

Beneficial owners — If you are a beneficial owner of shares held in street name, you may change your vote (1) by submitting new voting instructions to your broker, bank or other nominee, or (2) if you have obtained, from the broker, bank or other nominee who holds your shares, a legal proxy giving you the right to vote the shares, by attending the annual meeting and voting in person.

In addition, a stockholder of record or a beneficial owner who has voted via the Internet or by telephone may also change his, her or its vote by making a timely and valid later Internet or telephone vote no later than 11:59 p.m., Eastern Time, on May 25, 2010.

Q:	Where can I find the voting results of the annual meeting?

A: The preliminary voting results will be announced at the annual meeting. The final results will be reported in a current report on Form 8-K filed within four business days after the date of the annual meeting.

Q:	Who are the proxies and what do they do?

A: The two persons named as proxies on the proxy card, Kathleen B. Bloch, our Senior Vice President and General Counsel, and Oliver R. Stanfield, our Executive Vice President and Chief Financial Officer, were designated by our Board of Directors. All properly executed proxies will be voted (except to the extent that authority to vote has been withheld) and where a choice has been specified by the stockholder as provided in the proxy card, it will be voted in accordance with the instructions indicated on the proxy card. If you submit a signed proxy card, but do not indicate your voting instructions, your shares will be voted “FOR” Proposals One and Two.

Q:	What should I do if I receive more than one Notice or set of proxy materials?

A: If you received more than one Notice or set of proxy materials, your shares are registered in more than one name or brokerage account. Please follow the voting instructions on each Notice or voting instruction card that you receive to ensure that all of your shares are voted.

Q:	How may I obtain a separate Notice or a separate set of proxy materials?

A: If you share an address with another stockholder, each stockholder may not receive a separate Notice or a separate copy of the proxy materials. Stockholders who do not receive a separate Notice or a separate copy of the proxy materials may request to receive a separate Notice or a separate copy of the proxy materials by contacting our Investor Relations department (i) by mail at 550 Meridian Avenue, San Jose, California 95126, (ii) by calling us at 408-938-5252 or (iii) by sending an email to mlarsen@echelon.com. Alternatively, stockholders who share an address and receive multiple Notices or multiple copies of our proxy materials may request to receive a single copy by following the instructions above.

Q:	What happens if additional proposals are presented at the annual meeting?

A: Other than the two proposals described in this Proxy Statement, Echelon does not expect any additional matters to be presented for a vote at the annual meeting. If you are a stockholder of record and grant a proxy, the persons named as proxy holders, Kathleen B. Bloch, our Senior Vice President and General Counsel, and Oliver R. Stanfield, our Executive Vice President and Chief Financial Officer, will have the discretion to vote your shares on any additional matters properly presented for a vote at the annual meeting. If for any unforeseen reason any of Echelon’s Class C nominees is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by our Board of Directors.

Q:	Is my vote confidential?

A: Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within Echelon or to third parties except (1) as necessary to meet applicable legal requirements, (2) to allow for the tabulation of votes and certification of the vote or (3) to facilitate a successful proxy solicitation by our Board of Directors. Occasionally, stockholders provide written comments on their proxy cards, which are then forwarded to Echelon’s management.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

Our stockholders may submit proposals that they believe should be voted upon at our next year’s annual meeting or nominate persons for election to our Board of Directors. Stockholders may also recommend candidates for election to our Board of Directors (See “Corporate Governance and Other Matters—Consideration of Stockholder Recommendations and Nominations of Board Members”). Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, some stockholder proposals may be eligible for inclusion in our 2011 proxy statement and proxy. Any such stockholder proposals must be submitted in writing to the attention of Kathleen B. Bloch, Senior Vice President, General Counsel and Secretary, Echelon Corporation, 550 Meridian Avenue, San Jose, California 95126, no later than December 17, 2010, which is the date 120 calendar days prior to the one-year anniversary of the mailing date of this Proxy Statement. Stockholders interested in submitting such a proposal are advised to contact knowledgeable legal counsel with regard to the detailed requirements of applicable securities laws. The submission of a stockholder proposal does not guarantee that it will be included in our 2011 proxy statement.

Alternatively, under our Bylaws, a proposal or a nomination that the stockholder does not seek to include in our 2011 proxy statement pursuant to Rule 14a-8 may be submitted in writing to Kathleen B. Bloch, Senior Vice President, General Counsel and Secretary, Echelon Corporation, 550 Meridian Avenue, San Jose, California 95126, for the 2011 annual meeting of stockholders not less than 20 days nor more than 60 days prior to the date of such meeting. Note, however, that in the event we provide less than 30 days notice or prior public disclosure to stockholders of the date of the 2011 annual meeting, any stockholder proposal or nomination not submitted pursuant to Rule 14a-8 must be submitted to us not later than the close of business on the tenth day following the day on which notice of the date of the 2011 annual meeting was mailed or public disclosure was made. For example, if we provide notice of our 2011 annual meeting on April 15, 2011 for a 2011 annual meeting on May 13, 2011, any such proposal or nomination will be considered untimely if submitted to us after April 25, 2011. For purposes of the above, “public disclosure” means disclosure in a press release reported by the Dow Jones News Service, Associated Press or a comparable national news service, or in a document publicly filed by us with the SEC. As described in our Bylaws, the stockholder submission must include certain specified information concerning the proposal or nominee, as the case may be, and information as to the stockholder’s ownership of our common stock. If a stockholder gives notice of such a proposal after the deadline computed in accordance with our Bylaws, or the Bylaw Deadline, the stockholder will not be permitted to present the proposal to our stockholders for a vote at the 2011 annual meeting.

The rules of the SEC also establish a different deadline for submission of stockholder proposals that are not intended to be included in our 2011 proxy statement with respect to discretionary voting, or the Discretionary Vote Deadline. The Discretionary Vote Deadline for the 2011 annual meeting is March 2, 2011, the date which is 45 calendar days prior to the one-year anniversary of the mailing date of this Proxy Statement. If a stockholder gives notice of such a proposal after the Discretionary Vote Deadline, our proxy holders will be allowed to use their discretionary voting authority to vote against the stockholder proposal when and if the proposal is raised at the 2011 annual meeting.

Because the Bylaw Deadline is not capable of being determined until we publicly announce the date of our 2011 annual meeting, it is possible that the Bylaw Deadline may occur after the Discretionary Vote Deadline. In such a case, a proposal received after the Discretionary Vote Deadline but before the Bylaw Deadline would be eligible to be presented at the 2011 annual meeting and we believe that our proxy holders at such meeting would be allowed to use the discretionary authority granted by the proxy to vote against the proposal at such meeting without including any disclosure of the proposal in the proxy statement relating to such meeting.

CORPORATE GOVERNANCE AND OTHER MATTERS

Corporate Governance

Corporate Governance Guidelines

Our Board of Directors adopted Corporate Governance Guidelines in November 2002 that outline, among other matters, the role and functions of the Board of Directors and the composition and responsibilities of various committees of the Board of Directors. The Corporate Governance Guidelines are available, along with other important corporate governance materials, at the investor relations section of our website at www.echelon.com.

The Corporate Governance Guidelines provide, among other things, that:

•	A majority of the directors must meet the independence criteria established by Nasdaq.

•

If the Chairman of the Board is not an independent director, then a Presiding Director must be appointed by the outside directors to assume the responsibility of chairing the regularly scheduled meetings of outside directors.

•	Our Board of Directors shall have a policy of holding separate meeting times for outside directors.

•

All of the members of the Nominating and Governance Committee, Audit Committee and Compensation Committee must meet the criteria for independence established by Nasdaq, except that the Board may make exceptions to this policy with respect to the Nominating and Governance Committee that are consistent with regulatory requirements.

•

Our Board of Directors shall have responsibility over such matters as overseeing our Chief Executive Officer and other senior management in the competent and ethical operation of our company, gathering and analyzing information obtained from management, retaining counsel and expert advisors, and overseeing and monitoring the effectiveness of governance practices.

In April, 2008, our Board of Directors appointed Robert J. Finocchio, Jr. as Presiding Director. Pursuant to the Corporate Governance Guidelines, the Presiding Director was selected by our non-employee directors and assumed the responsibilities of chairing meetings of non-employee directors, serving as the liaison between our Chief Executive Officer, Chairman of the Board and our independent directors, approving Board of Directors meeting agendas and schedules and information flow to our Board of Directors and such further responsibilities that the non-employee directors as a whole designate from time to time.

As the operation of the Board of Directors is a dynamic process, the Board of Directors regularly reviews changing legal and regulatory requirements, evolving best practices and other developments. Accordingly, the Board of Directors may modify the Corporate Governance Guidelines from time to time, as it deems appropriate.

In addition, in November 2009, we announced that M. Kenneth Oshman, Echelon’s Chairman of the Board and Chief Executive Officer had stepped down as our Chief Executive Officer, but would continue to serve as Executive Chairman of the Board.

Board Leadership Structure and Role in Risk Management

Our company’s management is responsible for the day to day assessment and management of the risks we face, while our Board administers its risk oversight function directly and through the Audit Committee and the Compensation Committee. Management regularly reports to our Board of Directors and/or the relevant Committee regarding identified or potential risks. The areas of material risk to our company include strategic, operational, financial, legal and regulatory risks. Our Board of Directors regularly reviews our company’s strategies and attendant risks, and provides advice and guidance with respect to strategies to manage these risks while attaining long- and short-terms goals. Operational risks, including supply risks that might cause, and reputational risks that might result from, operational issues; and financial risks, including internal controls and credit risk associated with our customers, as well as overall economic risks, are the purview of our Audit Committee. The Audit Committee’s review is accompanied by regular reports from management and assessments from our company’s internal and external auditors. In assessing legal or regulatory risks, our Board of Directors and the Audit Committee are advised by management, counsel and experts, as appropriate. The Compensation Committee is responsible for overseeing the management of risks associated with executive and employee compensation and plans, to ensure that our company’s compensation programs remain consistent with our stockholders’ interests and that such programs do not encourage excessive risk-taking.

Consideration of Stockholder Recommendations and Nominations of Board Members

The Nominating and Corporate Governance Committee of our Board of Directors will consider both recommendations and nominations from stockholders for candidates to our Board of Directors. A stockholder who desires to recommend a candidate for election to our Board of Directors shall direct the recommendation in writing to the Company Corporate Secretary, Echelon Corporation, 550 Meridian Avenue, San Jose, California 95126, and must include the candidate’s name, home and business contact information, detailed biographical data and qualifications, information regarding any relationships between the candidate and our company within the last three years and evidence of the nominating person’s ownership of our stock and amount of stock holdings. For a stockholder recommendation to be considered by the Nominating and Corporate Governance Committee as a potential candidate at an annual meeting, nominations must be received on or before the deadline for receipt of stockholder proposals.

If, instead, a stockholder desires to nominate a person directly for election to our Board of Directors, the stockholder must follow the rules set forth by the SEC (see “Deadline for Receipt of Stockholder Proposals” above) and meet the deadlines and other requirements set forth in our Bylaws, including, (1) as to each person, if any, whom the stockholder proposes to nominate for election or re-election as a director: (a) the name, age, business address and residence address of such person, (b) the principal occupation or employment of such person, (c) the class and number of shares of our company which are beneficially owned by such person, (d) any other information relating to such person that is required by law to be disclosed in solicitations of proxies for election of directors and (e) such person’s written consent to being named as a nominee and to serving as a director if elected; and (2) as to the stockholder giving the notice: (a) the name and address, as they appear on our company’s books, of such stockholder, (b) the class and number of shares of our company which are beneficially owned by such stockholder and (c) a description of all arrangements or understandings between such stockholder and each nominee and any other person or persons (naming such person or persons) relating to the nomination.

Identifying and Evaluating Nominees for our Board of Directors

The Nominating and Corporate Governance Committee shall use the following procedures to identify and evaluate the individuals that it selects, or recommends that our Board of Directors select, as director nominees:

•

The Committee shall review the qualifications of any candidates who have been properly recommended or nominated by stockholders, as well as those candidates who have been identified by management, individual members of our Board of Directors or, if the Committee determines, a search firm. Such review may, in the Committee’s discretion, include a review solely of information provided to the Committee or may also include discussions with persons familiar with the candidate, an interview with the candidate or other actions that the Committee deems proper.

•	The Committee shall evaluate the performance and qualifications of individual members of our Board of Directors eligible for re-election at the annual meeting of stockholders.

•

The Committee shall consider the suitability of each candidate, including the current members of our Board of Directors, in light of the current size and composition of our Board of Directors. In evaluating the suitability of the candidates, the Committee considers many factors, including, among other things, issues of character, judgment, independence, age, expertise, diversity of experience, length of service, other commitments and the like. Diversity is also an important factor for the Committee to consider, as evidenced by the fact that the two most recent additions to our company’s Board of Directors have added to its diversity. The Committee evaluates such factors, among others, and considers each individual candidate in the context of the current perceived needs of our Board of Directors as a whole. Except as may be required by rules promulgated by Nasdaq or the SEC, it is the current sense of the Committee that there are no specific minimum qualifications that must be met by each candidate for our Board of Directors, nor are there specific qualities or skills that are necessary for one or more of the members of our Board of Directors to possess.

•

After such review and consideration, the Committee selects, or recommends that our Board of Directors select, the slate of director nominees, either at a meeting of the Committee at which a quorum is present or by unanimous written consent of the Committee.

•	The Committee will endeavor to notify, or cause to be notified, all director candidates of its decision as to whether to nominate such individual for election to our Board of Directors.

Standards of Business Conduct

We have adopted a Code of Business Conduct and Ethics that applies to all directors, officers and employees of Echelon. The Code of Business Conduct and Ethics can be viewed at the investor relations section of our website at www.echelon.com. We will post any amendments to, or waivers from, our Code of Business Conduct and Ethics at that location on our website.

Stockholder Communications

Any stockholder may contact any of our directors by writing to them by mail or express mail c/o Echelon Corporation, 550 Meridian Avenue, San Jose, California 95126.

Any stockholder communications directed to our Board of Directors (other than concerns regarding questionable accounting or auditing matters directed to the Audit Committee or otherwise in accordance with our Financial Information Integrity Policy, which Financial Information Integrity Policy can be viewed at the investor relations section of our website at www.echelon.com) will first go to our General Counsel, who will log the date of receipt of the communication as well as (for non-confidential communications) the identity of the correspondent in our stockholder communications log.

Unless the communication is marked “confidential,” our General Counsel will review, summarize and, if appropriate, draft a response to the communication in a timely manner. The summary and response will be in the form of a memo, which will become part of our stockholder communications log that our General Counsel maintains with respect to all stockholder communications.

At least quarterly, or more frequently as our General Counsel deems appropriate, our General Counsel will forward all such original stockholder communications along with the related memos to our Board of Directors for review.

Any stockholder communication marked “confidential” will be logged by our General Counsel as “received” but will not be reviewed, opened or otherwise held by our General Counsel. Such confidential correspondence will be immediately forwarded to the addressee(s) without a memo or any other comment by our General Counsel.

Meetings and Attendance of the Board of Directors and Committees of the Board of Directors

Attendance of Directors at 2009 Annual Meeting of Stockholders

It is the policy of our Board of Directors to strongly encourage board members to attend the annual meeting of stockholders. Four members of our Board of Directors attended in person our annual meeting of stockholders on May  14, 2009.

Attendance at Board and Committee Meetings

Our Board of Directors held seven meetings in 2009. Each director is expected to attend each meeting of our Board of Directors and those committees on which he or she serves. During 2009, no director attended fewer than 75% of the aggregate of (i) the total number of meetings of our Board of Directors and (ii) the total number of meetings held by all committees of our Board of Directors on which such director served. During 2009, certain matters were approved by our Board of Directors or a committee of our Board of Directors by unanimous written consent.

Committees of the Board of Directors

Our Board of Directors currently has a standing Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee. Each of the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee has a written charter that has been approved by our Board of Directors, copies of which can be viewed at the investor relations section of our website at www.echelon.com. Pursuant to our 1997 Stock Plan, our Board of Directors delegated authority to our Chief Executive Officer, Robert R. Maxfield, to grant stock options and performance shares to employees who are not executive officers of up to a maximum of 25,000 shares per person per year and, generally, up to an aggregate of 250,000 shares per year. The Compensation Committee, Audit Committee, and Nominating and Corporate Governance Committee are described as follows:

Compensation Committee

In 2009, the Compensation Committee consisted of directors Armas Clifford Markkula, Jr., Robert R. Maxfield (from June 16, 2009 through November 4, 2009), Richard M. Moley and Betsy Rafael (from

January 1, 2009 through June 15, 2009, and since November 5, 2009). The current members of the Compensation Committee are Armas Clifford Markkula, Jr., Richard M. Moley (Chair) and Betsy Rafael. The Compensation Committee held three meetings in 2009. The purposes of the Compensation Committee are to:

•	discharge the responsibilities of our Board of Directors relating to compensation of our executive officers;

•	approve and evaluate executive officer compensation plans, policies and programs; and

•	produce an annual report on executive compensation for inclusion in our proxy statement.

The responsibilities of the Compensation Committee include annually reviewing and approving, for our Chief Executive Officer and our other executive officers, (1) annual base salary, (2) annual incentive bonus, including the specific goals and amount, (3) equity compensation, (4) employment agreements, severance arrangements and change in control agreements and provisions and (5) any other benefits, compensation or arrangements. In addition, the Compensation Committee will conduct an annual review of the performance of our Chief Executive Officer, and will oversee the management of risks associated with executive and employee compensation and plans to ensure that our company’s compensation programs remain consistent with our stockholders’ interests and that such programs do not encourage excessive risk-taking.

Audit Committee

In 2009, the Audit Committee consisted of directors, Robyn M. Denholm, Robert J. Finocchio, Jr. and Betsy Rafael. The current members of the Audit Committee are Robyn M. Denholm, Robert J. Finocchio, Jr. (Chair) and Betsy Rafael. Our Board of Directors has determined that directors Denholm, Finocchio and Rafael are “audit committee financial experts,” as that term is defined in Item 401(h) of Regulation S-K of the Securities Act of 1933, as amended, and that all members of our Audit Committee are independent within the meaning of Rule 4200(a)(15) of the listing standards of the Marketplace Rules of the Nasdaq Stock Market. The Audit Committee held four meetings in 2009. The purposes of the Audit Committee are to:

•	oversee our accounting and financial reporting processes and the internal and external audits of our financial statements;

•

assist our Board of Directors in the oversight and monitoring of (1) the integrity of our financial statements, (2) our compliance with legal and regulatory requirements, (3) the independent auditor’s qualifications, independence and performance and (4) our internal accounting and financial controls;

•	outline to our Board of Directors the results of its monitoring and recommendations derived therefrom and improvements made, or to be made, in internal accounting controls;

•	prepare the report that the rules of the SEC require to be included in our annual proxy statement;

•	appoint our independent registered public accounting firm; and

•

provide to our Board of Directors such additional information and materials as it may deem necessary to make our Board of Directors aware of significant financial matters that require the attention of our Board of Directors.

The responsibilities of the Audit Committee include the continuous review of the adequacy of our system of internal controls; oversight of the work of our independent registered public accounting firm, including a post-audit review of the financial statements and audit findings; oversight of compliance with SEC requirements regarding audit related matters; review, in conjunction with counsel, any legal matters that could significantly impact our financial statements; and oversight and review of our information technology and management information systems policies and risk management policies, including our investment policies.

Nominating and Corporate Governance Committee

In 2009, the Nominating and Corporate Governance Committee consisted of directors Armas Clifford Markkula, Jr., Richard M. Moley and Larry Sonsini. The current members of the Nominating and Corporate Governance Committee are Armas Clifford Markkula, Jr., Richard M. Moley and Larry Sonsini (Chair). The Nominating and Corporate Governance Committee held one meeting in 2009. The purpose of the Nominating and Corporate Governance Committee is to ensure that the Board of Directors is properly constituted to meet its fiduciary obligations to stockholders and our company and that our company has and follows appropriate governance standards. To carry out this purpose, the Nominating and Corporate Governance Committee shall:

•	assist our Board of Directors by identifying prospective director nominees and to recommend to our Board of Directors the director nominees for the next annual meeting of stockholders;

•	develop and recommend to our Board of Directors the governance principles applicable to our company;

•	oversee the evaluation of our Board of Directors and management; and

•	recommend to our Board of Directors director nominees for each committee.

The responsibilities of the Nominating and Corporate Governance Committee include evaluating the composition, organization and governance of our Board of Directors and its committees, including determining future requirements; overseeing the performance evaluation process of our Board of Directors; making recommendations to our Board of Directors concerning the appointment of directors to committees, selecting Board committee chairs and proposing the slate of directors for election; and making recommendations to our Board of Directors regarding compensation for non-employee directors and Board committee members.

Director Independence

Our Board of Directors has affirmatively determined that each of its members, other than Robert R. Maxfield and M. Kenneth Oshman, are independent directors under the listing standards of the Marketplace

Rules of the Nasdaq Stock Market and applicable SEC rules, and that all of its members, other than Mr. Maxfield, Mr. Oshman, and Ms. Denholm, who joined our Board of Directors in February 2008, were independent directors under the listing standards of the Marketplace Rules of the Nasdaq Stock Market in the three prior years.

Our Board of Directors has also determined that all directors serving as members of our Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee are independent under the Nasdaq listing standards and the rules of the SEC. Additionally, our Board of Directors has determined that all members of the Compensation Committee meet the non-employee definition of Rule 16b-3 promulgated under Section 16 of the Securities Exchange Act of 1934, as amended, and the outside director definition of Section 162(m) of the Internal Revenue Code of 1986, as amended.

Director Compensation

In February 2007, our Board of Directors determined that in consideration for service on our Board of Directors, each non-employee director shall receive a cash payment of $40,000 per fiscal year, to be paid quarterly. In addition, in consideration for service on our Board of Directors or on one or more of our Compensation and/or Nominating and Corporate Governance Committees of our Board of Directors, each non-employee director shall receive a cash payment of $1,000 per Board of Directors meeting or Committee meeting attended, to be payable on the date of each such meeting so attended. We also determined that in consideration of the significantly greater time commitment and potential risk exposure for serving as a member of our Audit Committee, each director shall receive a cash payment of $2,000 per Audit Committee meeting attended, to be payable on the date of each such meeting so attended.

In April 2009, our Board of Directors determined that effective as of May 1, 2009 and through April 30, 2010, the cash compensation payable to each independent member of the Board would be reduced by 15%.

Furthermore, non-employee directors are eligible to participate in our 1997 Stock Plan. Our Board of Directors has adopted a program, effective as of the July 27, 2008 expiration date of the 1998 Director Option Plan, for automatically granting awards of nonqualified stock options to non-employee directors under the 1997 Stock Plan on the same terms as grants previously made under the 1998 Director Option Plan. Such program provides for the automatic grant of an option to purchase 25,000 shares of common stock on the date on which such person first becomes a non-employee director. Additionally, each non-employee director shall automatically be granted a 10,000 share option on the date of each annual meeting of stockholders, provided he or she is re-elected to our Board of Directors or otherwise remains on our Board of Directors on such date and provided that on such date he or she shall have served on our Board of Directors for at least the preceding six months. All options granted under this program are fully vested at grant. On May 14, 2009, the date of our 2009 annual meeting of stockholders, directors Denholm, Finocchio, Markkula, Maxfield, Moley, Rafael and Sonsini were each granted a 10,000 share option at a per share exercise price of $7.47.

Director Summary Compensation Table for Fiscal 2009

The table below summarizes the compensation paid by our company to non-employee directors for the fiscal year ended December 31, 2009.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($) (1)(2)(3)	Total ($)
Robyn M. Denholm	48,800	35,706	84,506
Robert J. Finocchio, Jr.	50,650	35,706	86,356
Armas Clifford Markkula, Jr.	47,100	35,706	82,806
Robert R. Maxfield	(4)	(4)	(4)
Richard M. Moley	47,100	35,706	82,806
Betsy Rafael	53,500	35,706	89,206
Larry W. Sonsini	44,250	35,706	79,956

(1)	Amounts shown do not reflect compensation actually received by the directors. Instead, the amounts shown are the grant date fair value of the stock awards (disregarding an estimate of forfeitures) as determined in accordance with FASB ASC Topic 718, which were recognized for financial statement purposes. The assumptions used in the valuation of these awards are set forth in the notes to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2009, filed with the SEC on March 16, 2010. These amounts do not correspond to the actual value that will be recognized by the directors upon exercise or sale of such awards.
(2)	On May 14, 2009, the date of our annual meeting of stockholders, each non-employee director serving in such capacity for at least the prior six months was granted a fully vested option to purchase 10,000 shares at a per share exercise price of $7.47, the closing price of our common stock on that date.
(3)	As of December 31, 2009, the aggregate number of shares underlying options outstanding for each of our non-employee directors was:

Name	Aggregate Number of Shares
Robyn M. Denholm	35,000
Robert J. Finocchio, Jr.	50,000
Armas Clifford Markkula, Jr.	50,000
Robert R. Maxfield	(5)
Richard M. Moley	50,000
Betsy Rafael	30,000
Larry W. Sonsini	50,000

(4)	Effective November 5, 2009, Robert R. Maxfield was appointed President and Chief Executive Officer of Echelon. See “Executive Compensation and Related Matters—Summary Compensation Table” for compensation amounts paid to Mr. Maxfield in his capacity as President and Chief Executive Officer.
(5)	See “Executive Compensation and Related Matters—Outstanding Equity Awards at 2009 Fiscal Year-End.”

PROPOSAL ONE

ELECTION OF DIRECTORS

General

We currently have eight members on our Board of Directors. Our Board of Directors is divided into three classes, with each director serving a three-year term and one class being elected at each year’s annual meeting of stockholders. Robyn M. Denholm, Richard M. Moley and Betsy Rafael are the Class C directors whose terms will expire at the 2010 Annual Meeting of Stockholders and they have been nominated by our Board of Directors for reelection at the Annual Meeting of Stockholders to be held May 26, 2010. M. Kenneth Oshman and Larry W. Sonsini are the Class A directors whose terms will expire at the 2011 Annual Meeting of Stockholders and Robert J. Finocchio, Jr., Armas Clifford Markkula, Jr. and Robert R. Maxfield are the Class B directors whose terms will expire at the 2012 Annual Meeting of Stockholders. All of the directors, including the Class C nominees, are incumbent directors. There are no family relationships among any of our directors or executive officers, including any of the nominees mentioned above. Unless otherwise instructed, the holders of proxies solicited by this Proxy Statement will vote the proxies received by them for the three Class C nominees. In the event that any nominee is unable or declines to serve as a director at the time of the annual meeting, the proxy holders will vote for a nominee designated by the present Board of Directors to fill the vacancy. We are not aware of any reason that any nominee will be unable or will decline to serve as a director. Our Board of Directors recommends a vote “FOR” the election of each of the Class C nominees listed above.

Director Information

Current Directors

The names of the members of our Board of Directors, including the Class C nominees, their ages as of April 7, 2010 and certain information about them, are set forth below.

Name	Age	Principal Occupation
Robyn M. Denholm (1) (2)	46	Chief Financial Officer of Juniper Networks, Inc.
Robert J. Finocchio, Jr. (2)	58	Corporate director, private investor and part time professor
Armas Clifford Markkula, Jr. (3) (5)	68	Vice Chairman of the Board of Directors of Echelon
Robert R. Maxfield (4)	68	President and Chief Executive Officer of Echelon
Richard M. Moley (1) (3) (5)	71	Private investor
M. Kenneth Oshman	69	Executive Chairman of the Board of Directors of Echelon
Betsy Rafael (1) (2) (3)	48	Vice President, Corporate Controller and Principal Accounting Executive of Apple, Inc.
Larry W. Sonsini (5)	69	Chairman of Wilson Sonsini Goodrich & Rosati, P.C.

(1)	Denotes nominee for election at the 2010 Annual Meeting of Stockholders.
(2)	Member of the Audit Committee.
(3)	Member of the Compensation Committee.
(4)	Sole member of the stock option committee.
(5)	Member of the Nominating and Corporate Governance Committee.

Director Biographies

The business experience and other specific skills, attributes and qualifications of each of the nominees is as follows:

Robyn M. Denholm has been a director of our company since February 2008. Ms. Denholm is currently Chief Financial Officer of Juniper Networks. Prior to joining Juniper Networks in August 2007, Ms. Denholm was employed at Sun Microsystems where she served as Senior Vice President, Corporate Strategic Planning. In that role, she was responsible for Sun’s corporate operating system, and the global sales and service administration function and she served as the leader of Sun’s business transformation initiative. Ms. Denholm joined Sun in 1996 and served in executive assignments that included Senior Vice President, Finance; Vice President and Corporate Controller (Chief Accounting Officer); Vice President, Finance; Service Division, Director, Shared Financial Services APAC and Controller, Australia/New Zealand. Prior to joining Sun, Ms. Denholm served at Toyota Motor Corporation Australia for seven years and at Arthur Andersen and Company for five years, in various finance assignments. Ms. Denholm is a Fellow of the Institute of Chartered Accountants of Australia and holds a Bachelors degree in Economics from the University of Sydney and a Masters of Commerce degree from the University of New South Wales.

Our Nominating and Corporate Governance Committee has reviewed Ms. Denholm’s qualifications and background and has determined that based on her extensive executive and financial experience, Ms. Denholm is well qualified to serve as a director of our company in light of our company’s business activities.

Robert J. Finocchio, Jr. has been a director of our company since 1999. Mr. Finocchio served as Chairman of the Board of Informix Corporation, an information management software company, from August 1997 to September 2000. Since September 2000, Mr. Finocchio has been a dean’s executive professor at Santa Clara University’s Leavey School of Business. From July 1997 until July 1999, Mr. Finocchio served as President and Chief Executive Officer of Informix. From December 1988 until May 1997, Mr. Finocchio was employed with 3Com Corporation, a global data networking company, where he held various positions, most recently serving as President, 3Com Systems. Mr. Finocchio also serves as a director of Altera Corp. and served as a director of Sun Microsystems from 2006 to January 2010. Mr. Finocchio is Chair of the Board of Trustees of Santa Clara University. Mr. Finocchio holds a B.S. degree in Economics from Santa Clara University and an M.B.A. degree from the Harvard Business School.

Our Nominating and Corporate Governance Committee has reviewed Mr. Finocchio’s qualifications and background and has determined that based on his extensive executive and financial experience, Mr. Finocchio is well qualified to serve as a director of our company in light of our company’s business activities.

Armas Clifford Markkula, Jr. is the founder of our company and has served as a director since 1988. He has been Vice Chairman of our Board of Directors since 1989. Mr. Markkula was Chairman of the Board of Apple Computer from January 1977 to May 1983 and from October 1993 to February 1996 and was a director from 1977 to 1997. A founder of Apple, he held a variety of positions there, including President/Chief Executive Officer and Vice President of Marketing. Prior to founding Apple, Mr. Markkula was with Intel Corporation as Marketing Manager, Fairchild Camera and Instrument Corporation as Marketing Manager in the Semiconductor Division, and Hughes Aircraft as a member of the technical staff in the company’s research and development laboratory. Mr. Markkula is a trustee of Santa Clara University and served as Chair of the Board of Trustees from 2003 through 2009. Mr. Markkula received B.S. and M.S. degrees in Electrical Engineering from the University of Southern California.

Our Nominating and Corporate Governance Committee has reviewed Mr. Markkula’s qualifications and background and has determined that based on his extensive executive experience, Mr. Markkula is well qualified to serve as a director of our company in light of our company’s business activities.

Robert R. Maxfield has been a director of our company since 1989 and has served as President and Chief Executive Officer of our company since November 2009. He also served as our company’s Senior Vice President of Products from April 2008 through September 2008 and a consultant to our company from October 2008 through April 2009. He was a co-founder of ROLM in 1969, and served as Executive Vice President and a director until ROLM’s merger with IBM in 1984. Following the merger, he continued to serve as Vice President of ROLM until 1988. Since 1988, he has been a private investor. Mr. Maxfield was a venture partner with Kleiner, Perkins, Caufield & Byers, a venture capital firm, from 1989 to 1992. Mr. Maxfield received B.A. and B.S.E.E. degrees from Rice University, and M.S. and Ph.D. degrees in Electrical Engineering from Stanford University.

Our Nominating and Corporate Governance Committee has reviewed Mr. Maxfield’s qualifications and background and has determined that based on his extensive executive experience, Mr. Maxfield is well qualified to serve as a director of our company in light of our company’s business activities.

Richard M. Moley has been a director of our company since 1997. Since August 1997, Mr. Moley has been a private investor. From July 1996 to August 1997, he served as Senior Vice President, Wide Area Business Unit and as a director of Cisco Systems, following Cisco Systems’ purchase of StrataCom, where he was Chairman of the Board, Chief Executive Officer and President. Mr. Moley also serves as a director of Linear Technology. Mr. Moley received a B.S. degree in Electrical Engineering from Manchester University, an M.S. degree in Electrical Engineering from Stanford University and an M.B.A. degree from Santa Clara University.

Our Nominating and Corporate Governance Committee has reviewed Mr. Moley’s qualifications and background and has determined that based on his extensive executive experience, Mr. Moley is well qualified to serve as a director of our company in light of our company’s business activities.

M. Kenneth Oshman has been Executive Chairman of our Board of Directors since November 2009 and served as Chief Executive Officer and Chairman of our Board of Directors from December 1988 until November 2009. He also served as our President from 1988 to 2001. Mr. Oshman, with three associates, founded ROLM Corporation, a telecommunications equipment company, in 1969. He was Chief Executive Officer, President and a director at ROLM from its founding until its merger with IBM in 1984. Following the merger, he became a Vice President of IBM and a member of its Corporate Management Board. He remained in that position until 1986. Prior to founding ROLM, Mr. Oshman was a member of the technical staff at Sylvania Electric Products from 1963 to 1969. Mr. Oshman served as a director of Sun Microsystems from 1988 to January 2010 and as a director of Knight-Ridder from 1996 to 2006. Mr. Oshman earned B.A. and B.S.E.E. degrees from Rice University and M.S. and Ph.D. degrees in Electrical Engineering from Stanford University.

Our Nominating and Corporate Governance Committee has reviewed Mr. Oshman’s qualifications and background and has determined that based on his extensive executive experience, Mr. Oshman is well qualified to serve as a director of our company in light of our company’s business activities.

Betsy Rafael has been a director of our company since November 2005. Since August 2007, Ms. Rafael has held the position of Vice President and Corporate Controller for Apple and was appointed to the additional role of Principal Accounting Executive in January 2008. From September 2006 to August 2007, Ms. Rafael held the position of Vice President, Corporate Finance for Cisco Systems. From April 2002 to September 2006, she served as Vice President, Corporate Controller and Principal Accounting Officer of Cisco Systems. From December 2000 to April 2002, Ms. Rafael was the Executive Vice President, Chief Financial Officer, and Chief Administrative Officer of Aspect Communications, Inc., a provider of customer relationship portals. From April 2000 to November 2000, Ms. Rafael was Senior Vice-President and CFO of Escalate Inc., an enterprise e-commerce application service provider. From 1994 to 2000, Ms. Rafael held a number of senior positions at Silicon Graphics, culminating her career at Silicon Graphics as Senior Vice President and Chief Financial Officer. Prior to SGI, Ms. Rafael held senior management positions in finance with Sun Microsystems and Apple Computer. Ms. Rafael began her career with Arthur Young & Company. Ms. Rafael received a B.S.C. degree in Accounting from Santa Clara University.

Our Nominating and Corporate Governance Committee has reviewed Ms. Rafael’s qualifications and background and has determined that based on her extensive executive and financial experience, Ms. Rafael is well qualified to serve as a director of our company in light of our company’s business activities.

Larry W. Sonsini has been a director of our company since 1993. Mr. Sonsini serves as Chairman of the law firm of Wilson Sonsini Goodrich & Rosati, P.C., where he has practiced since 1966. Mr. Sonsini received an A.B. degree in Political Science and Economics and an L.L.B. degree from the University of California at Berkeley. Mr. Sonsini served as a director of LSI Logic Corporation (currently LSI Corporation), from 2000 to 2006, as a director of Pixar from 1995 to 2006 and as a director of Silicon Valley Bancshares from 2003 to 2006.

Our Nominating and Corporate Governance Committee has reviewed Mr. Sonsini’s qualifications and background and has determined that based on his extensive executive and legal experience, Mr. Sonsini is well qualified to serve as a director of our company in light of our company’s business activities.

Class C Director Nominees

Robyn M. Denholm

Richard M. Moley

Betsy Rafael

Vote Required

Directors shall be elected by a plurality vote. The three Class C nominees for director receiving the highest number of affirmative votes of the shares entitled to be voted for them shall be elected as directors. Votes against, abstentions and broker non-votes have no legal effect on the election of directors due to the fact that such elections are by a plurality.

Board Recommendation

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE PROPOSED SLATE OF CLASS C DIRECTORS.

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

With authority granted by our Board of Directors, the Audit Committee of our Board of Directors has appointed KPMG LLP as our independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending December 31, 2010, and our Board of Directors recommends that our stockholders vote “FOR” ratification of such appointment.

KPMG LLP was originally appointed as our independent registered public accounting firm on March 21, 2002, when we retained the firm to perform the annual audit of our financial statements for the fiscal year ended December 31, 2002. A representative of KPMG LLP is expected to be present at the annual meeting, will have an opportunity to make a statement if he or she so desires and is expected to be available to respond to appropriate questions from our stockholders.

Audit and Non-Audit Fees

The following table sets forth fees for services KPMG LLP provided during fiscal years 2009 and 2008:

	2009	2008
Audit fees (1)	$895,000	$1,189,000
Audit-related fees	$—	$—
Tax fees	$—	$—
All other fees	$—	$—

Total	$895,000	$1,189,000

(1)	Represents fees for professional services provided in connection with the audit of our annual financial statements and review of our quarterly financial statements, advice on accounting matters that arose during the audit and audit services provided in connection with other statutory or regulatory filings. The audit fees for 2009 represent the amount billed to our company as of the date of this Proxy Statement.

Our Audit Committee has considered whether the non-audit services provided by KPMG LLP are compatible with maintaining the independence of KPMG LLP and has concluded that the independence of KPMG LLP is maintained and is not compromised by the services provided. In accordance with its charter, the Audit Committee approves in advance all audit and non-audit services to be provided by KPMG LLP. During fiscal year 2009, 100% of the services were pre-approved by the Audit Committee in accordance with this policy.

Stockholder ratification of the selection of KPMG LLP as our independent registered public accounting firm is not required by our Bylaws or other applicable legal requirement. However, our Board of Directors is submitting the selection of KPMG LLP to our stockholders for ratification as a matter of good corporate practice. If our stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee at its discretion may direct the appointment of a different independent accounting firm at any time during the year if it determines that such a change would be in our best interests and the best interests of our stockholders.

Board Recommendation

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSAL TWO.

SHARE OWNERSHIP BY PRINCIPAL STOCKHOLDERS AND MANAGEMENT

To our knowledge, the following table sets forth certain information with respect to beneficial ownership of our common stock, as of April 7, 2010, for:

•	each person who we know beneficially owns more than 5% of our common stock;

•	each of our directors;

•	each of our executive officers set forth in the Summary Compensation Table; and

•	all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Except as indicated by footnote, and subject to applicable community property laws, each person identified in the table possesses sole voting and investment power with respect to all shares of common stock shown held by them. The number of shares of common stock outstanding used in calculating the percentage for each listed person includes shares of common stock underlying options or other rights held by such person that are exercisable within 60 calendar days of April 7, 2010, but excludes shares of common stock underlying options held by any other person. Percentage of beneficial ownership is based on 41,155,128 shares of common stock outstanding as of April 7, 2010.

Name	Shares Beneficially Owned	Percentage Beneficially Owned
5% Stockholders:
ENEL Investment Holding BV (1)	3,000,000	7.3%

Directors and Executive Officers:
M. Kenneth Oshman (2) (3)	5,404,554	13.0%
Armas Clifford Markkula, Jr. (3) (4)	1,807,038	4.4%
Oliver R. Stanfield (3) (5)	884,159	2.1%
Frederik H. Bruggink (3)	436,911	1.1%
Robert R. Maxfield (3) (6)	396,071	1.0%
Richard M. Moley (3)	205,589	*
Kathleen B. Bloch (3)	237,395	*
Robert J. Finocchio, Jr. (3) (7)	95,000	*
Larry W. Sonsini (3)	64,261	*
Robyn M. Denholm (3)	35,000	*
Betsy Rafael (3)	30,000	*
Michael T. Anderson	0	—
All directors and executive officers as a group (15 persons) (3)	9,899,903	23.1%

*	Less than 1%.
(1)	Affiliate of Enel S.p.A. Principal address is Viale Regina Margherita 137, Rome, Italy 00198.

(2)	Mr. Oshman’s principal address is c/o Echelon Corporation, 550 Meridian Avenue, San Jose, California 95126. Includes (i) 2,877,792 shares held by M. Kenneth Oshman and Barbara S. Oshman, Trustees of the Oshman Trust dated July 10, 1979, (ii) 119,915 shares held by M. Kenneth Oshman, Trustee of the M. Kenneth Oshman 2008A Annuity Trust dated August 1, 2008, (iii) 119,915 shares held by M. Kenneth Oshman, Trustee of the Barbara S. Oshman 2008A Annuity Trust dated August 1, 2008, (iv) 293,220 shares held by M. Kenneth Oshman, Trustee of M. Kenneth Oshman 2009 Annuity Trust dated February 20, 2009, (v) 293,220 shares held by M. Kenneth Oshman, Trustee of Barbara S. Oshman 2009 Annuity Trust dated February 20, 2009, (vi) 180,085 shares held by M. Kenneth Oshman, Trustee of M. Kenneth Oshman 2009A Annuity Trust dated August 4, 2009, (vii) 180,085 shares held by M. Kenneth Oshman, Trustee of Barbara S. Oshman 2009A Annuity Trust dated August 4, 2009, (viii) 181,558 shares held by M. Kenneth Oshman, Trustee of M. Kenneth Oshman 2010 Annuity Trust dated February 23, 2010, (ix) 181,558 shares held by M. Kenneth Oshman, Trustee of Barbara S. Oshman 2010 Annuity Trust dated February 23, 2010, (x) 488,428 shares held by O-S Ventures, of which Mr. Oshman is general partner.
(3)	Includes, for the applicable director or executive officer, the following shares exercisable within 60 days of April 7, 2010 upon the exercise of options, performance shares and/or stock settled stock appreciation rights, or SARs. The number of shares issued upon the exercise of SARs will be reduced at the time of exercise by (i) a number of shares sufficient to cover the grant price times the number of shares with respect to which the SAR is being exercised plus (ii) a number of shares sufficient to cover the amount of certain minimum withholding taxes due at the time of exercise. The number of shares withheld to cover the grant price and withholding taxes will be calculated based on the fair market value of our common stock on the date of exercise.

	Options	Performance Shares	SARs
• M. Kenneth Oshman	0	14,090	474,688
• Armas Clifford Markkula, Jr.	50,000	0	0
• Oliver R. Stanfield	50,000	6,500	225,938
• Robert R. Maxfield	40,000	6,501	0
• Frederik H. Bruggink	0	6,854	167,044
• Richard M. Moley	50,000	0	0
• Kathleen B. Bloch	150,000	5,535	40,313
• Robert J. Finocchio, Jr.	50,000	0	0
• Larry W. Sonsini	50,000	0	0
• Robyn M. Denholm	35,000	0	0
• Betsy Rafael	30,000	0	0
• Michael T. Anderson	0	0	0
• All directors and executive officers as a group	505,000	53,998	1,132,501

(4)	Includes 1,635,110 shares held by Armas Clifford Markkula, Jr. and Linda Kathryn Markkula, Trustees of the Restated Arlin Trust Dated December 12, 1990, and 121,928 shares held by the Markkula Family Limited Partnership. Mr. Markkula and his spouse disclaim beneficial ownership of all but 27,500 of the shares held by the Markkula Family Limited Partnership.
(5)	Includes 540,204 shares by held by Oliver Rueben Stanfield and Janet Helen Stanfield, Trustees of the Stanfield Family Trust UDT dated February 2, 2001, and 250 shares held by Mr. Stanfield’s spouse.
(6)	Includes 349,570 shares held by Robert R. Maxfield, Trustee UA DTD 12/14/87.
(7)	Includes 45,000 shares held by the Robert J. and Susan H. Finocchio Family Trust dated January 9, 1990.

EXECUTIVE COMPENSATION AND RELATED MATTERS

Compensation Discussion and Analysis

This section discusses the principles underlying our policies and decisions concerning the compensation of our executive officers. In this section, we describe the manner and context in which compensation is awarded to and earned by our executive officers.

Questions and Answers Related to our Executive Compensation

Q.	What is our company’s overall philosophy regarding executive compensation?

A. Our executive compensation programs are designed to meet the following objectives:

•	Attract and retain motivated and talented executives with a view to the competitive nature of the marketplace in the Silicon Valley and other areas in which we may seek executive talent;

•

Provide an executive compensation structure that is not only competitive in our geographic and industry areas, but is internally equitable and consistent based on the level of responsibilities for each executive position;

•	Motivate our executives to perform to the best of their abilities through a compensation strategy that includes “pay for performance”; and

•

Align the interests of our executives with those of our stockholders by providing our executive officers with incentive to attain our company’s long term goals and, where the Compensation Committee considers it appropriate, specifically linking our financial and operating results to compensation paid to executive officers.

These objectives fit within our overall compensation philosophy by endeavoring to continuously improve our company’s performance, while recognizing the need to secure the future potential of our business. Our compensation philosophy is also intended to enhance stockholder value, provide proper compliance with regulatory and related requirements, and create a cohesive executive team.

To meet these objectives, we have implemented an executive compensation program based on the following general policies:

•	Pay cash compensation in the form of executive base pay that is competitive with the practices of other leading high technology companies in our area; and

•	Pay for performance:

•

by providing long-term, significant incentives in the form of equity compensation awards, which may include stock options, performance shares (also referred to as “restricted stock units”), and/or stock appreciation rights (also referred to as “SARs”), in order to retain those individuals with the leadership abilities necessary to increase long-term stockholder value; and

•

through an annual management bonus plan that is based upon our company’s strategic business or operating objectives, as well as the need to motivate executives to realize the full potential of our business.

Q.	Who are the officers on the Company’s executive team?

A. Our executive team is currently comprised of the following individuals:

Title	Name
President and Chief Executive Officer	Robert R. Maxfield

Executive Chairman of the Board	M. Kenneth Oshman

Executive Vice President and Chief Financial Officer	Oliver R. Stanfield

Senior Vice President of NES Sales and Market Development	Michael T. Anderson

Senior Vice President of Sales and Marketing	Anders Axelsson

Senior Vice President and General Counsel	Kathleen B. Bloch

Senior Vice President of Operations	Russell Harris

Senior Vice President – Products	Robert Machlin

Until November 2009, Mr. Oshman also served as our Chief Executive Officer. Through December 2009, Frederik H. Bruggink served as our Senior Vice President and General Manager – Service Provider Group.

Throughout this proxy statement, our executive team is referred to as the “executive officers” and includes our “Named Executive Officers.”

Q.	What is the role of our company’s Compensation Committee?

A. The Compensation Committee is responsible for ensuring compliance with our company’s executive compensation objectives and policies. Accordingly, the Compensation Committee reviews and approves our company’s annual compensation arrangements, including establishing specific performance objectives, if applicable, with our executive officers. These arrangements include annual base salary, annual incentive bonus, equity compensation, and other benefits or compensation. In performing these duties, the Compensation Committee is authorized to obtain the assistance of compensation consultants at any time, is supported by our Human Resources Department, and receives input from our executive management.

Our Compensation Committee approves, administers and interprets our executive compensation and benefits plans and policies, including our stockholder-approved 1997 Stock Plan. Our Compensation Committee is appointed by our Board of Directors, and consists entirely of directors who are independent for purposes of the listing standards of the Nasdaq Stock Market, “outside directors” for purposes of

Section 162(m) of the Internal Revenue Code of 1986, as amended, and “non-employee directors” for purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended. The members of our Compensation Committee currently are Armas Clifford Markkula, Jr., Richard M. Moley and Betsy Rafael, and the Compensation Committee is chaired by Mr. Moley. Our Compensation Committee operates under a written charter adopted by our Board of Directors which is available at the Investor Relations section of our website at www.echelon.com. The Compensation Committee held three meetings during 2009.

Q.	What is the role of the executive officer in compensation decisions?

A. Our Chief Executive Officer, with input from our Executive Chairman of the Board and Vice President of Human Resources, reviews the performance of our executive officers and presents his findings to our Compensation Committee, together with recommendations for compensation structures to be applied to the subject year. Each of the executive officers reports to our Chief Executive Officer, and his evaluations are largely subjective rather than based on quantitative metrics. In evaluating each executive officer, it is the view of the Chief Executive Officer and the Compensation Committee that each executive officer is expected to perform at a very high level and to also function as an integral part of a cohesive team.

The Compensation Committee alone or in consultation with the full Board of Directors reviews our Chief Executive Officer’s performance. As with the other executive officers, the Chief Executive Officer is expected to perform at a very high level.

The Compensation Committee considers these findings and recommendations, but makes its own final determinations. This review process is generally conducted twice each year: first, in advance of annual salary adjustments and the adoption of the annual management bonus program described below, and second, in connection with the annual equity compensation award.

Q:	What is the role of compensation consultants and benchmarking in determining executive compensation?

A. The Compensation Committee has the authority to engage its own independent advisors to assist in carrying out its responsibilities. For example, in 2006, the Compensation Committee engaged Compensia, a management compensation consulting firm, regarding key trends and observations for executive equity compensation practices by peer companies. This independent compensation consultant did not provide any other services to our company and received compensation only with respect to the services provided to the Compensation Committee. The Compensation Committee did not engage an independent consultant in 2009.

Each year, our company and the Compensation Committee use benchmarking to assess the competitiveness of the aspects of the compensation of our executive officers in light of the compensation offered to executives at other companies. These peer companies are not limited to competitors, given the complex nature of our company’s business and the various geographic locations in which we compete for talent. For 2009, the Compensation Committee relied on data from AON Radford Surveys + Consulting and salary.com. Generally, this data considered companies in Northern California, generally, and the San Jose geographic area, specifically; in peer groups defined as the “software and networking industry” and the “electronics, electronic equipment and semiconductor industry”; and with revenue of between $200 million and $500 million and between $500 million and $1.0 billion. While these revenue ranges are greater than our company’s revenue historically, the Compensation Committee considered that we compete for talent with larger companies such as these. The Compensation Committee also reviewed international data provided by the Radford survey, where appropriate.

The following companies included in the relevant peer groups in 2009 were:

Ariba	Interwoven	Synopsys

BEA Systems	Macrovision	Tibco Software

Business Objects	Mcafee	Trend Micro

Cadence Design Systems	Openwave	Ubisoft

Eclipsys	Salesforce.com	VMWare

Informatica	Sybase	Wind River Systems

The following companies included in the in the relevant peer groups in 2010:

3Com	Extreme Networks	Pillar Data Systems

ActivIdentity	F5 Networks	Redback Networks

Ariba	Force 10 Networks	Riverbed Technology

Bigband Networks	Fortinet	Salesforce.com

Brocade	Infinera	Savi Technology

Cadence	Informatica	Silver Spring Networks

Cisco	Juniper Networks	Sonus Networks

Digi International	Netapp	Synopsys

Dolby Laboratories	Omneon	Tivo

Eclipsys	Panduit	Wind River Systems

The overall competitive data presented included base salary and formal incentive compensation in the 25th, 50th and 75th percentile and average compensation information. We generally target salaries to be in approximately the 75th percentile of peer group companies, although other important factors are considered, including individual performance, experience and responsibilities; maintaining internal consistency of compensation for similarly situated officers; and company performance.

Q.	What are the elements of the Company’s executive compensation program?

A. Our executive officers’ compensation, as is the case with all of our officers, has three primary components:

•	Base salary;

•	Participation in the annual equity compensation award; and

•	Participation in the management bonus plan.

In addition, we provide our executive officers with employee benefits that are generally available to all salaried employees in the geographical location in which they are based. We do not provide pension arrangements, post-termination payments, deferred compensation or other similar benefits to our current executive officers.

We believe that this combination of elements provides an appropriate mix of fixed and variable pay, balances short-term operational performance with long-term stockholder value, and is conducive to executive recruitment and retention.

Q.	When are decisions concerning executive compensation made?

A. The Compensation Committee typically makes its initial decision concerning executive officer base salary early in the year, as was the case in each of 2009 and 2010. In addition, in May 2009, our Board of Directors implemented a structured salary reduction program pursuant to which the salary of each executive officer was reduced by 15% during a one year period from May 1, 2009 through April 30, 2010. That one year period had not expired as of the date of this proxy statement, and as a result, the Compensation Committee has not yet made any determination with respect to 2010 base salaries of the executive officers as of this date.

The management bonus plan is also typically put in place early in the year, to reflect as much of the then current year’s activities as possible. The bonus plan was implemented in March of each of 2009 and 2010.

Our company’s equity compensation grant guidelines, which are described below, call for annual equity compensation grants to be made effective on the date of our company’s annual meeting of stockholders. As a result, the Compensation Committee granted 2009 annual awards in May 2009, on the date of our 2009 Annual Stockholders’ Meeting.

Q:	How are individual performance and other factors taken into consideration when making executive compensation decisions?

A: As noted above, the Compensation Committee relies on input from our Chief Executive Officer, Executive Chairman of the Board and Vice President of Human Resources to evaluate the performance of the executive officers. For example, our Chief Executive Officer typically meets frequently with each of the executive officers, and has in-depth knowledge of the executive officer’s performance. As part of this review process, the performance of each executive officer’s department (such as, depending on the executive officer’s department, accomplishment of strategic department goals, implementation of operational or other improvements, achievement of product developments on time and within budget, and contribution to achieving overall company goals), as well as our company’s overall performance, may be considered. In addition, from time to time, our Chief Executive Officer and/or Vice President of Human Resources may conduct informal (i.e., verbal) “peer reviews” with each executive officer concerning the other executive officers. Through these processes, our Chief Executive Officer and Vice President of Human Resources are able to evaluate each executive officer’s performance and provide recommendations to the Compensation Committee, which are used to inform the Compensation Committee’s decisions in granting executive compensation.

The Compensation Committee also considers internal pay equity when establishing executive compensation. The Compensation Committee believes that our executive officers must work extensively together as a cohesive team. The Compensation Committee believes that such teamwork is fostered by keeping the grant level to our executive officers within a comparable level, so long as each of the executive officers continues to perform at a very high level. In addition, in establishing executive compensation, the Compensation Committee considers previous award amounts, and the Compensation Committee may, but generally does not, consider length of service or expected pay-outs under prior awards or the management bonus plan.

Q:	How are base salaries determined?

A: Base salary fits into our overall compensation objectives as a device to attract and retain qualified named executive officers, and to be competitive in our geographic and industry areas. Base salaries are designed to compensate our executive officers for services rendered during the year, and to meet competitive norms and reward performance on an annual basis. As outlined above, we rely on data from the Radford survey and salary.com, as well as general market sources, to keep our base salaries competitive when compared to the noted peer companies.

At the beginning of 2009, given the uncertain economic environment, as well as projected compensation trends in the relevant peer groups, the Compensation Committee, upon the recommendation of management, elected to give no increases and, instead, to hold unchanged the salaries of the executive officers. In May 2009, our Board of Directors implemented a structured salary reduction program pursuant to which the salary of each executive officer was reduced by 15% during a one year period from May 1, 2009 through April 30, 2010. That one-year period had not expired as of the date of this proxy statement, and as a result, the Compensation Committee had not made any determination with respect to the 2010 salaries of the executive officers as of this date.

As part of the structured salary reduction plan, our Board of Directors also approved the issuance on June 10, 2009 of certain performance shares under our company’s 1997 Stock Plan to those employees, including the executive officers, affected by the salary reduction plan, in a number equal to one half of the amount of that employee’s annual salary reduction, valued at the closing price of our company’s common stock on June 10, 2009. Such closing price was $8.00. The performance shares so issued will vest on April 30, 2010, provided that such employee or executive officer continues to be employed by our company as of that date.

The Named Executive Officers received grants for the following number of performance shares in respect of the structured salary reduction plan, which performance shares are issuable on April 30, 2010, provided that the executive officer is then employed by our company:

Named Executive Officer	Title	Number of Shares Issuable

M. Kenneth Oshman	Executive Chairman of the Board (Chief Executive Officer as of grant date)	1,032

Oliver R. Stanfield	Executive Vice President and Chief Financial Officer	3,375

Frederik H. Bruggink	Senior Vice President and General Manager – Service Provider Group (as of grant date)	4,041

Kathleen B. Bloch	Senior Vice President and General Counsel	3,347

Q:	What is the basis for equity compensation grants?

A: Equity compensation grants are made under our 1997 Stock Plan, which was approved by our stockholders at our 2004 annual meeting. Our 1997 Stock Plan provides for the grant of the following types of incentive awards:

•	Stock options,

•	Stock purchase rights,

•	Stock appreciation rights, and

•	Performance units and performance shares.

Our 1997 Stock Plan allows for awards to be made to employees, directors and consultants who provide services to our company and its subsidiaries. Options may be granted as either nonqualified stock options or incentive stock options under our 1997 Stock Plan and generally must be exercised within one month following a service provider’s termination other than for death or disability. Stock appreciation rights may be granted alone or in tandem with stock options. A stock appreciation right is the right to receive the appreciation in fair market value of our common stock between the exercise date and the date of grant, and the appreciation may be paid by our company in the form of either cash or shares of our common stock. Following a participant’s termination from our company, he or she will only be able to exercise the vested portion of the stock appreciation right for the period of time stated in the award agreement, which is generally one month following termination other than for death or disability. Stock purchase rights are awarded pursuant to agreements that grant our company the right to repurchase shares granted to a participant that remain subject to a restriction upon termination of the participant’s service with our company for any reason. The restrictions on vesting may be whatever our company determines to be appropriate, including specific performance goals. Performance units and performance shares are awards that will result in payment to a participant only if specified performance goals or other vesting criteria are met or the awards otherwise vest. Performance units have a dollar value established by our company on the date of grant and performance shares have an initial value equal to the fair market value of a share of our common stock on the date of grant.

As of April 7, 2010, a total of 18,555,588 shares of our common stock were reserved for issuance under our 1997 Stock Plan, with 6,939,894 of such shares subject to outstanding awards granted under our 1997 Stock Plan and 11,615,694 of such shares remaining available for new awards to be granted in the future.

Q.	What forms of equity compensation awards may our company issue each year?

A. Our Compensation Committee regularly monitors the environment in which we operate and makes changes to our equity compensation program to help us meet our goals, including achieving long-term stockholder value. We use various forms of equity compensation to motivate and reward long-term performance and encourage our employees to participate in the ownership of our company. We have granted awards based on options, stock appreciation rights, or SARs, and performance shares, each of which carries a vesting requirement.

On an annual basis, our Compensation Committee approves an annual equity compensation award to our employees, including our executive officers, under our 1997 Stock Plan. We intend that equity awards granted under our 1997 Stock Plan will offer long-term incentives to our employees to remain with our company and continue to perform well, and will reward each of our employees, including our executive officers, by participating in our company’s success. We regard our equity award program as an important tool for retaining and motivating our employees.

Historically, we granted equity awards to our employees in the form of stock options. However, because of the evolution of the accounting treatment of certain types of awards, particularly as a result of SFAS 123R, Share Based Payment, which requires a company to recognize as an expense the fair value of stock options and other stock-based compensation granted to employees, the Compensation Committee has determined that it is in the best interests of our stockholders to consider issuing forms of equity compensation other than stock options in order to limit to the extent possible the amount of compensation expense our company must record and the resulting negative impact on our earnings and earnings per share.

From time to time, the Compensation Committee has reviewed recommendations presented by management, and also consulted with Compensia, the independent management compensation consulting firm that it had retained, regarding key trends and observations for equity compensation practices by peer companies. For example, after reviewing these recommendations and trends in 2006, the Compensation Committee elected to grant equity compensation awards in an overall amount that was reduced from the prior year’s stock option grant. In addition, the 2006 award did not consist of stock options, but rather consisted of two components: (i) stock appreciation rights, or SARs, and (ii) performance shares. Since that time, the Compensation Committee continued this practice and has granted SARs and performance shares in lieu of stock options as part of the annual equity compensation award to our employees.

Each SAR entitles the employee to exercise the SAR in exchange for shares of our common stock, less applicable withholding tax obligations, determined by (1) multiplying (A) the difference between the fair market value of a share of our common stock on the date of exercise over the stated exercise price of the SAR, times (B) the number of shares with respect to which the SAR is exercised; and (2) dividing the product of (A) and (B) by the fair market value of a share of our common stock on the date of exercise. Thus, as with stock options, employees are able to profit from SARs only if our stock price increases in value over the SAR’s stated exercise price. We believe that the use of these stock-settled SARs will provide our company with an appropriate employee retention and motivation tool, but will result in considerably less dilution to our stockholders than if we issued stock options or did not mandate a “net exercise.”

We also believe that the use of performance shares provides a more predictable value to employees than stock options, and therefore they are an efficient tool to retain and motivate employees, while also serving as an incentive to increase the value of our common stock. Performance shares also may be efficient with respect to the use of our 1997 Stock Plan share reserves because, as explained below, we believe that fewer performance shares are needed to provide a retention and incentive value similar to stock options.

Our Compensation Committee is empowered by our Board of Directors and the provisions of our 1997 Stock Plan to grant awards under the Plan. In addition, our Board of Directors has delegated to a “stock option committee,” comprised solely of our Chief Executive Officer, a limited power to make equity compensation awards. In his “stock option committee” capacity, our Chief Executive Officer is empowered to grant stock options, performance shares and/or SARs under our 1997 Stock Plan, only to non-executive officer employees of our company, up to a maximum of 25,000 shares per employee per year and an aggregate limit of 250,000 shares per year. Any equity compensation awards to any executive officer or to any employee in excess of 25,000 shares in any year or in excess of the 250,000 share aggregate limit must be approved by the Compensation Committee or our Board of Directors.

Q:	What determinations were made with respect to long-term equity incentive compensation for the subject period?

A: In determining the amount and terms of the 2009 equity compensation awards for each of our Named Executive Officers, the Compensation Committee reviewed the individual performance of each Named Executive Officer, after receiving input from our company’s Chief Executive Officer and the head of our company’s human resources group, as discussed above.

In 2009, the Compensation Committee established the amount of long-term equity compensation for each Named Executive Officer at a level that was significant when compared with the executive officer’s overall compensation, but it was not set as a direct percentage thereof. In establishing 2009 award amounts for the Named Executive Officers, the Compensation Committee considered the 2008 award amounts but did not consider length of service or expected pay-outs under prior awards or the management bonus plan. The Compensation Committee also considered internal pay equity when establishing 2009 award amounts, since the Compensation Committee believes that all of our executive officers must work extensively together as a cohesive team.

In granting the 2009 annual awards, the Compensation Committee established the percentage allocation between SARs and performance shares that was the same as used in previous years. This allocation was originally based on information provided in 2006 by the Compensation Committee’s independent compensation consultant, Compensia. While both SARs and performance shares are subject to vesting over a four-year period, the Compensation Committee acknowledges that performance shares retain value even if the market price of our common stock at the time the shares are issued is less than the market price at the time of grant. Thus, the Compensation Committee determined that, for 2009, it would be appropriate to grant performance shares on a pro rated basis when compared with SARs. The Compensation Committee allocated to each executive officer a total number of shares, of which three quarters were allocated to SARs and one quarter was allocated to performance shares. This results in the employee being eligible to receive only one quarter of the number of performance shares when compared to SARs. The Compensation Committee did not consider benchmarks from the peer companies that are part of the salary benchmarking process.

In addition, the Compensation Committee added a performance criteria for the named executive officers, as well as certain other officers, so that the performance shares will vest in accordance with the following schedule: 25% of the award will vest on each one year anniversary of the grant date, and in each case subject to our company achieving, on or before the fifth anniversary of the date of issuance of the performance shares, a criterion based cumulative non-GAAP operating income. If the performance criterion is met, then shares of our common stock will be issued upon settlement of the performance shares, subject to the officer continuing to be a “Service Provider” (as defined in the Plan) as of date of determination that the performance criterion has been achieved.

The following grants were made to the named executive officers in respect of the 2009 annual equity compensation grant:

Named Executive Officer	Title	Number of Performance Shares Issuable	Number of Stock-settled SARs

M. Kenneth Oshman	Executive Chairman of the Board (Chief Executive Officer as of grant date)	25,000	75,000

Oliver R. Stanfield	Executive Vice President and Chief Financial Officer	11,250	33,750

Frederik H. Bruggink	Senior Vice President and General Manager – Service Provider Group (as of grant date)	10,000	30,000

Kathleen B. Bloch	Senior Vice President and General Counsel	10,000	30,000

The Compensation Committee believes that the 2009 award amounts were appropriate in light of that Named Executive Officer’s performance, the officer’s award amount for prior years, the award amounts for other officers at a comparable level, and the Company’s performance.

Q:	How is the management bonus plan generally determined?

A: Each year we adopt a management bonus plan that is intended to motivate key members of management, including our executive officers, to perform well and achieve important company objectives. The amount of the management bonus is determined based on each manager’s expected contribution to the overall outcome of our company’s performance objectives, and also reflects market conditions. The management bonus may be paid in cash or other forms of compensation, including performance shares, and specific performance vesting requirements may be imposed, as determined by the Compensation Committee in its discretion.

In May 2004, our stockholders approved a management bonus plan, which was re-approved at our 2009 Annual Meeting of Stockholders. The management bonus plan was implemented, and stockholder approval was originally obtained, to comply with Section 162(m) of the Internal Revenue Code. Section 162(m) limits the tax deductibility by a corporation of compensation paid in cash in excess of $1.0 million paid to its chief executive officer and its four other most highly compensated executive officers. However, such compensation that qualifies as “performance based” is excluded from the $1.0 million limit if, among other requirements, such compensation is payable only upon attainment of pre-established, objective performance goals under a plan approved by the corporation’s stockholders. To the extent the management bonus in any year is payable in cash, we intend to maintain the eligibility of our management bonus plan as providing “performance based” compensation under Section 162(m). Our Board of Directors may amend or terminate the management bonus plan at any time and for any reason. Any such amendment will be submitted for stockholder approval to maintain the bonus plan’s compliance with Section 162(m).

After reviewing the recommendations of our Chief Executive Officer and Executive Chairman of the Board, the Compensation Committee selects which of our employees (and employees of our subsidiaries) will be eligible to receive awards under the management bonus plan. The actual number of employees who will be eligible to receive an award under the bonus plan in any year cannot be determined in advance because the Compensation Committee has the discretion to select the participants. However, it is expected that approximately 20 employees would participate in the bonus plan in any year, for each performance period. The Compensation Committee may consider assigning performance goals that must be achieved before an award will actually be paid to a participant. The award may be expressed as a percentage of the participant’s salary, or may be designated as a dollar amount or based on some other metric as determined by the Compensation Committee. Performance metrics might include cash position, earnings per share, individual objectives, net income, operating cash flow, operating income, return on assets, return on equity, revenue, total stockholder return, or other metrics. Service-based vesting may also be required before the award vests.

Q:	What determinations were made for the management bonus plan for the subject years?

A: In 2009, we determined that for 2008, because the 2008 management bonus plan targets based on the our company’s annual revenue and operating profit were not met, no payments were made and no performances shares were issued to our executive officers with respect to that component of their total compensation.

For 2009, 19 employees were eligible to participate in the management bonus plan. For 2010, 21 employees will be eligible to participate in the management bonus plan. Robert Maxfield, our Chief Executive Officer, will not participate in the management bonus plan for 2010 for the reasons explained below.

For each of 2009 and 2010, the Compensation Committee intended that the management bonus plan motivate our Named Executive Officers to perform well and achieve our company and department objectives. The Compensation Committee intended the amount of the bonus for our Named Executive Officers to be significant relative to the named executive officer’s total compensation. In 2009 and 2010, the Compensation Committee did not set the dollar amount of the bonus amount as a percentage of salary or employ any other formula in establishing the bonus amount relative to total Named Executive Officer compensation. The bonus amount for all executive officers has not typically varied (or increased) significantly from year to year over the last several years, as the Compensation Committee has considered our company’s financial performance and financial condition over the same period. The Compensation Committee also considered internal pay equity in establishing the bonus amounts, in order to foster teamwork among our Named Executive Officers, so long as each of the Named Executive Officers continues to perform at a very high level.

For the 2009 and 2010 management bonus plans, as in past years, management recommended, and the Compensation Committee determined, that it would be in the best interests of our company and our stockholders to continue to conserve our cash by providing for the management bonus to be allocated in performance shares rather than paid in cash. For 2009, the Compensation Committee implemented a management bonus plan under which each manager may receive performance shares under our 1997 Stock Plan, calculated as a dollar amount approved by the Compensation Committee, divided by the $5.99 per share closing price of our common stock on March 10, 2009. For 2010, the Compensation Committee implemented a management bonus plan under which each manager may receive performance shares under our 1997 Stock

Plan, calculated as a dollar amount approved by the Compensation Committee, divided by the $9.18 per share closing price of our common stock on March 10, 2010. Neither management bonus plan provided for payments in cash.

The Compensation Committee believed these plans would both conserve cash and tie the compensation of management participants to the performance of the stock of our company over the subsequent 12 months. The Compensation Committee considered that given the current uncertain economic environment, a service vesting requirement should be implemented for the 2009 and 2010 management bonus plan. Thus, the issuance to each manager of the shares of our common stock underlying the performance shares for the 2009 management bonus plan was subject to the requirement that the manager continue to be employed by our company as of March 1, 2010. Likewise, the issuance to each manager of the shares of our common stock underlying the performance shares for the 2010 management bonus plan is subject to the requirement that the manager continue to be employed by our company as of March 1, 2011, except that in the case of Mr. Oshman, our company’s Executive Chairman of the Board, the vesting is monthly over a twelve month period. If the manager was not so employed as of that date, then the performance shares did not vest and automatically were returned to our 1997 Stock Plan.

The number of Performance shares issued to our Named Executive Officers on March 1, 2010 in respect of the 2009 management bonus plan was as follows:

Named Executive Officer	Title	2009 Bonus Amount	Number of Shares Issued

M. Kenneth Oshman	Executive Chairman of the Board (Chief Executive Officer as of date of grant)	$375,000	62,604

Oliver R. Stanfield	Executive Vice President and Chief Financial Officer	$86,000	14,357

Frederik H. Bruggink	Senior Vice President and General Manager – Service Provider Group (as of grant date)	$74,257	12,397

Kathleen B. Bloch	Senior Vice President and General Counsel	$54,500	9,098

The number of performance shares issuable to our Named Executive Officers on March 1, 2011, subject to the vesting requirement, in respect of the 2010 management bonus plan is as follows:

Named Executive Officer	Title	2010 Bonus Amount	Number of Shares Issued

M. Kenneth Oshman	Executive Chairman of the Board	$375,000	40,850

Oliver R. Stanfield	Executive Vice President and Chief Financial Officer	$86,000	9,368

Michael T. Anderson	Senior Vice President – NES Sales and market Development	$100,000	10,893

Kathleen B. Bloch	Senior Vice President and General Counsel	$54,500	5,937

The Committee believes the bonus amounts were appropriate in light of that officer’s performance, the officer’s actual or targeted bonus amount for prior years, the bonus amounts for other officers at a comparable level, and our company’s performance.

Mr. Maxfield was not made a part of the 2010 management bonus plan, as the arrangement with Mr. Maxfield when he became our company’s Chief Executive Officer in November 2009 did not provide for a specific bonus in 2010.

We expect that in future years, the Compensation Committee will continue to consider imposing specific financial performance metrics under the management bonus plan.

Q:	How does our company determine grant dates for equity awards?

A: In August 2007, our Board of Directors and Compensation Committee adopted general equity compensation grant guidelines regarding the timing of granting equity compensation awards to company employees, including executive officers. The guidelines provide that while we intend to follow the timing guidelines to the extent possible, our Board of Directors, the Compensation Committee or the stock option committee may issue equity compensation grants at a different time if doing so would be in the best interests of our company, our stockholders and our employees.

The equity compensation grant guidelines provide that awards will generally be granted on the 10th day of the calendar month (or the next business day, if the 10th day is not a business day). The grant date of the award will be the date that the exercise price (determined as the closing price for our company’s common stock on the Nasdaq Stock Market) and vesting date are set. Awards may be approved in advance of the grant date for that month. Award approvals by the Compensation Committee generally will be made at an in-person or telephonic committee meeting. If an award is approved by unanimous written consent, the effective date of such written consent will be the date the last signature is obtained.

The guidelines apply to awards for both new and existing employees, including executive officers. The grant date for new employees will generally be the 10th day of the month following the date the award is approved, provided that the grant date cannot be prior to the employee’s first day of employment. The guidelines provide that, in the case of the annual equity compensation award to all or any subset of existing employees, the grant date will be the date of our company’s annual meeting of stockholders for such year. In the case of awards to executive officers (including the annual award), if our company’s “insider trading window” is not then open, then the grant date shall be the day the insider trading window next opens. In 2009, the annual equity compensation grant was made on our company’s annual meeting date, which was May 14, 2009. Our company’s “insider trading window” was open on that date.

The Compensation Committee has not granted, nor does it intend to grant in the future, equity compensation awards in anticipation of the release of material nonpublic information that is likely to result in changes to the price of our common stock, such as a significant positive or negative earnings announcement. Similarly, the Compensation Committee has not timed, nor does it intend to time in the future, the release of material nonpublic information based on equity award grant dates.

Q:	How was the compensation for our company’s Chief Executive Officer determined?

A: In November 2009, our company appointed Robert R. Maxfield as our Chief Executive Officer, replacing M. Kenneth Oshman, who resigned from that position for health reasons. Our company also announced that it had launched a search for a new chief executive officer to succeed Mr. Maxfield on a permanent basis.

In setting Mr. Maxfield’s compensation, the Board reviewed the compensation data for interim chief executive officers that had been obtained by our company’s outside counsel, but agreed that the data were extremely varied and without discernable pattern. The Board also considered that Mr. Maxfield was highly qualified to step into the top position at our company on short notice, as he had served as head of our company’s product development group for a time, had acted as an advisor to Mr. Oshman and our company from time to time, and was very familiar with our company’s business and activities.

Our Board of Directors determined that it was reasonable for Mr. Maxfield’s compensation package to consist of (1) an annual salary of $500,000; the (2) the grant of performance shares under our 1997 Stock Plan, with a grant value of $500,000 as of the date of grant (which was November 10, 2009, our company’s next regularly scheduled monthly date of the issuance of equity compensation awards), (3) a bonus, at the discretion of our Board of Directors, depending on the circumstances, and (4) an aircraft reimbursement arrangement.

A total of 39,002 performance shares was issued to Mr. Maxfield as the equity portion of this compensation package. The performance shares will vest as to one-twelfth of the shares on December 10, 2009 and each one-month anniversary thereafter, so long as Mr. Maxfield remains Chief Executive Officer or an employee of our company; provided that if a replacement Chief Executive Officer commences employment and Mr. Maxfield ceases to remain a company employee within six months following the date of grant, then a minimum of six months vesting, or 50% of the shares, will automatically vest.

Under the aircraft reimbursement arrangement, our company will reimburse Mr. Maxfield for 50% of the costs incurred by Mr. Maxfield for his charter aircraft travel on company business. Alternatively, if Mr. Maxfield uses his private plane on company business, our company will reimburse him for the cost of first class commercial air travel services for himself and company employees who accompany him.

Q:	Does the Company maintain stock ownership guidelines for its directors and executive officers?

A: In 2007, our Board of Directors determined that our directors and executive officers should own and hold common stock of our company to further align their interests and actions with the interests of our stockholders. Accordingly, our Board of Directors adopted stock ownership guidelines applicable to our directors and executive officers. The guidelines provide that directors who are not also officers of our company are expected to own and hold common stock of our company with a minimum of value of $100,000. In addition, the following guidelines apply to our executive officers:

Position	Minimum Ownership Guideline
CEO:	Shares with a value equal to 5 times base salary

President, COO, CFO:	Shares with a value equal to 3 times base salary

Senior Vice President:	Lesser of 20,000 shares or shares with a value equal to one times base salary

Company common stock that will count towards satisfying the guidelines includes:

•

Shares owned outright by the director or executive officer and his or her immediate family members who share the same household, whether held individually or jointly, and shares held in trust where the director or executive officer is the beneficial owner;

•	Shares owned outright and resulting from the exercise of stock options or SARs; and

•	Shares purchased in the open market.

Directors and executive officers are expected to achieve the specified stock ownership level within five years after the August 2007 adoption date of the guidelines, in the case of persons who were directors or officers as of that date, or five years after the date of their appointment as a director or executive officer, in the case of new appointments. Currently, four of six non-employee directors, seven of nine executive officers and five of six Named Executive Officers exceed these ownership guidelines.

Q:	Does our company offer other benefits and programs to the executive officers?

A: We also offer a number of other benefits to our employees, including our executive officers, including medical, dental and vision insurance, long-term and short-term disability insurance, life and accidental death and dismemberment insurance, health and dependent care flexible spending accounts, wellness programs, educational assistance, and employee assistance programs. We also maintain a tax-qualified 401(k) Plan, which provides for broad-based employee participation. Our company does not offer matching for 401(k) Plan contributions, nor does our company offer a pension program, except as mandated by local laws.

We believe that the availability of these benefits programs generally enhances employee productivity and loyalty to our company. The main objectives of our benefits programs are to give our employees access to quality healthcare, financial protection from unforeseen events, assistance in achieving retirement financial goals, and enhanced health and productivity. These generally available benefits typically do not specifically factor into decisions regarding an individual executive’s total compensation or equity award package.

Q:	Does our company maintain any employment arrangements?

A: Generally, none of our executive officers is subject to an employment or comparable agreement. However, our Senior Vice President–General Manager/Service Provider Group in 2009, Fredrick H. Bruggink, was the subject of an employment agreement in accordance with Dutch law with our Netherlands subsidiary, Echelon BV. In November 2009, our company entered into an agreement with Mr. Bruggink, pursuant to which Mr. Bruggink and we mutually agreed to terminate his employment in order to allow Mr. Bruggink to pursue other interests. Effective as of January 1, 2010, Mr. Bruggink ceased to be an executive officer of our company. Through May 31, 2010, Mr. Bruggink will assist in transitions relating to smart grid sales and go-to-market strategies to utilities. On May 31, 2010, he is entitled to receive a severance payment in the amount of €430,000 in addition to customary payments for any accrued vacation.

Q:	Does our company provide any of its executive officers with change in control benefits?

A: In June 2008, our Board of Directors approved modifications to the forms of equity award agreements under our 1997 Stock Plan. Under these modifications, if within twelve months following a change in control of our company, an employee of our company or our subsidiaries at the level of Vice President and above is subject to an involuntary (not for cause) termination within the meaning of our 1997 Stock Plan, then certain equity compensation awards of that employee would become fully vested. In addition, in the event of a corporate acquisition of our company, or the sale of substantially all of the assets of our company prior to November 2010, the performance shares granted to our Chief Executive Officer, Mr.  Maxfield, would vest in full.

Compensation Committee Report

The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, except to the extent that Echelon specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis for fiscal 2009. Based on the review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Echelon’s Proxy Statement for its 2010 Annual Meeting of Stockholders.

This report is submitted by the Compensation Committee of the Board of Directors of Echelon.

Richard M. Moley, Chairman
Armas Clifford Markkula, Jr.
Betsy Rafael

Summary Compensation Table

The following table shows compensation information for the fiscal years ended December 31, 2009, December 31, 2008 and December 31, 2007 for the named executive officers (the “Named Executive Officers”):

Name and Principal Position	Year	Salary ($)	Stock Awards ($) (1)	Option Grants ($) (1)	All Other Compensation ($)		Total ($)
M. Kenneth Oshman (2) Executive Chairman of the Board	2009	99,000	570,004	311,708	—		980,712
	2008	109,583	902,498	936,746	—		1,948,827
	2007	105,000	836,248	700,252	—		1,641,500

Robert R. Maxfield (3) President and Chief Executive Officer	2009	120,633	736,806	35,706	36,656		929,801
	2008	171,388	747,725	—	43,125		962,238
	2007	60,000	—	33,112	—		93,112

Oliver R. Stanfield Executive Vice President and Chief Financial Officer	2009	324,000	197,036	140,268	—		661,304
	2008	358,750	369,194	498,163	—		1,226,107
	2007	345,000	430,000	466,837	—		1,241,837

Michael T. Anderson (4) Senior Vice President of NES Sales and Market Development	2009	43,750	320,500	530,886			895,136
	2008	—	—	—	—		—
	2007	—	—	—	—		—

Frederik H. Bruggink (5) Vice President – General Manager/Service Provider Group	2009	407,141	181,286	124,683	46,558	(6)	759,668
	2008	477,999	352,611	426,875	48,994	(7)	1,306,479
	2007	417,809	386,063	420,151	45,511	(8)	1,269,534

Kathleen B. Bloch Senior Vice President and General Counsel	2009	321,300	155,973	124,683	—		601,956
	2008	356,000	287,742	210,437	—		854,179
	2007	343,693	295,748	326,783	—		966,224

(1)	Amounts shown do not reflect compensation actually received by the Named Executive Officers. Instead, the amounts shown are the grant date fair value of the stock awards (disregarding an estimate of forfeitures) as determined in accordance with FASB ASC Topic 718, which were recognized for financial statement purposes. The value of the stock awards reported for 2008 and 2007 have been revised from prior years’ proxy disclosure to reflect their grant date fair value in accordance with the revised SEC disclosure requirements relating to such awards. The assumptions used in the valuation of these awards are set forth in the notes to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2009, filed with the SEC on March 16, 2010. These amounts do not correspond to the actual values that will be recognized by the Named Executive Officers.
(2)	Mr. Oshman served as Chief Executive Officer of Echelon until November 2009.
(3)	Mr. Maxfield has served as President and Chief Executive Officer of Echelon (the “Principal Executive Officer” or “PEO”) since November 2009 and as a director of Echelon since 1989. He served as a consultant to Echelon from October 2008 to April 2009 and as an employee of Echelon from April 2008 to October 2008. The breakdown of his compensation by type of service provided is as follows:

	Salary ($)	Stock Awards ($)	Option Grants ($)	All Other Compensation ($)
2009
PEO	79,083	500,006	—	—
Consultant	—	236,800	—	36,656
Non-employee director	41,550	—	35,706	—

Total:	120,633	736,806	35,706	36,656

2008
Employee	135,388	694,800	—	—
Consultant	—	52,925	—	43,125
Non-employee director	36,000	—	—	—

Total:	171,388	747,725	—	43,125

2007
Non-employee director	60,000	—	33,112	—

Total:	60,000	—	33,112	—

(4)	Mr. Anderson has served as Senior Vice President of NES Sales and Market Development of Echelon since November 2009.
(5)	Mr. Bruggink’s compensation, consisting of salary, bonus, and amounts included in “All Other Compensation,” was paid in euros. Translation of compensation into U.S. dollars is made using the exchange rate in effect on the date of payment. Effective January 1, 2010, Mr. Bruggink is no longer an executive officer of Echelon and his employment with our company is scheduled to terminate on May 31, 2010.
(6)	Includes €9,650 (approximately $13,454) contribution to private pension plan and car allowance of €23,700 (approximately $33,104).
(7)	Includes €9,650 (approximately $13,933) contribution to private pension plan and car allowance of €23,700 (approximately $35,061).
(8)	Includes contribution to €9,650 (approximately $13,893) private pension plan and car allowance of €23,040 (approximately $31,618).

Grants of Plan-Based Awards in 2009

The following table presents information concerning each grant of an award made to a Named Executive Officer in fiscal 2009 under any plan. All awards were granted under our 1997 Stock Plan. Except as set forth in the footnotes to the below table, see “Outstanding Equity Awards at 2009 Fiscal Year-End” regarding the vesting of each award grant.

			Estimated Future Payouts Under Equity Incentive Plan Awards				All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh)	Closing Price on Grant Date ($/Sh)		Grant Date Fair Value of Stock and Option Awards ($) (15)
Name	Grant Date	Approval Date	Threshold (#)	Target (#)		Maximum (#)
M. Kenneth Oshman	03/10/2009	02/17/2009	—	—		—	62,604	(1)	—		—	5.99		374,998
	05/14/2009	05/11/2009	—	25,000	(2)	—	—		—		—	7.47		186,750
	05/14/2009	05/11/2009	—	—		—	—		75,000	(3)	7.47	7.47		311,708
	06/10/2009	04/14/2009	—	—		—	1,032	(4)	—		—	8.00		8,256

Robert R. Maxfield	01/12/2009	10/08/2008	—	—		—	—		2,500	(5)	—	7.96	(14)	19,900	(14)
	02/10/2009	10/08/2008	—	—		—	—		2,500	(6)	—	5.99	(14)	14,975	(14)
	03/10/2009	10/08/2008	—	—		—	—		2,500	(7)	—	8.17	(14)	20,425	(14)
	04/13/2009	10/08/2008	—	—		—	—		2,000	(8)	—	7.45	(14)	14,900	(14)
	04/29/2009	04/28/2009	—	—		—	—		20,000	(9)	—	8.33		166,600
	05/14/2009	—	—	—		—	—		10,000	(10)	7.47	7.47		35,706
	11/10/2009	10/30/2009/ 11/03/2009	—	—		—	39,002	(11)	—		—	12.82		500,005

Oliver R. Stanfield	03/10/2009	02/17/2009	—	—		—	14,357	(1)	—		—	5.99		85,998
	05/14/2009	05/11/2009	—	11,250	(2)	—	—		—		—	7.47		84,038
	05/14/2009	05/11/2009	—	—		—	—		33,750	(3)	7.47	7.47		140,268
	06/10/2009	04/14/2009	—	—		—	3,375	(4)	—		—	8.00		27,000

Michael T. Anderson	11/10/2009	10/16/2009	—	—		—	25,000	(12)	—		—	12.82		320,500
	11/10/2009	10/16/2009	—	—		—	—		75,000	(13)	12.82	12.82		530,886

Frederik H. Bruggink	03/10/2009	02/17/2009	—	—		—	12,397	(1)	—		—	5.99		74,258
	05/14/2009	05/11/2009	—	10,000	(2)	—	—		—		—	7.47		74,700
	05/14/2009	05/11/2009	—	—		—	—		30,000	(3)	7.47	7.47		124,683
	06/10/2009	04/14/2009	—	—		—	4,041	(4)	—		—	8.00		32,328

Kathleen B. Bloch	03/10/2009	02/17/2009	—	—		—	9,098	(1)	—		—	5.99		54,497
	05/14/2009	05/11/2009	—	10,000	(2)	—	—		—		—	7.47		74,700
	05/14/2009	05/11/2009	—	—		—	—		30,000	(3)	7.47	7.47		124,683
	06/10/2009	04/14/2009		—		—	3,347	(4)	—		—	8.00		26,776

(1)	The amount shown reflects a performance share grant under our 1997 Stock Plan, which vested as to 100% of the shares on March 1, 2010.
(2)	The target amounts shown reflect estimated payouts pursuant to performance share grants, the vesting of which is subject to specific performance requirements of our company. See “Outstanding Equity Awards at 2009 Fiscal Year-End,” footnote (17).
(3)	The amount shown reflects a grant of a SAR, which vests as to one-fourth of the shares on May 14, 2010 and each one-year anniversary thereafter, subject to continued employment with our company.

(4)	The amount shown reflects a performance share grant, which vests as to 100% of the shares on April 30, 2010, subject to continued employment with our company.
(5)	The amount shown reflects a performance share grant to Mr. Maxfield in partial compensation for providing consulting services to our company and which vested as to 100% of the shares on January 27, 2009.
(6)	The amount shown reflects a performance share grant to Mr. Maxfield in partial compensation for providing consulting services to our company and which vested as to 100% of the shares on February 27, 2009.
(7)	The amount shown reflects a performance share grant to Mr. Maxfield in partial compensation for providing consulting services to our company and which vested as to 100% of the shares on March 27, 2009.
(8)	The amount shown reflects a performance share grant to Mr. Maxfield in partial compensation for providing consulting services to our company and which vested as to 100% of the shares on April 27, 2009.
(9)	The amount shown reflects a performance share grant to Mr. Maxfield in recognition of the services performed for our company over the preceding twelve months and which vested as to 100% of the shares on April 29, 2009.
(10)	The amount shown reflects the automatic grant of a fully vested stock option to Mr. Maxfield in his capacity as a non-employee director.
(11)	The amount shown reflects a performance share grant to Mr. Maxfield in connection with his appointment as the PEO of our company and which vests as to one-twelfth of the shares on December 10, 2009 and each one-month anniversary thereafter, subject to continued employment with our company.
(12)	The amount shown reflects a performance share grant, which vests as to one-fourth of the shares on November 10, 2010 and each one-year anniversary thereafter, subject to continued employment with our company.
(13)	The amount shown reflects a grant of a SAR, which vests as to one-fourth of the shares on November 10, 2010 and each one-year anniversary thereafter, subject to continued employment with our company.
(14)	In accordance with SFAS 123R, the fair value is based on the vest date fair market value of the equity award. The assumptions used in the valuation of this award are set forth in the notes to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2009, filed with the SEC on March 16, 2010. These amounts do not correspond to the actual value that will be recognized by Mr. Maxfield upon sale of such award.
(15)	Except as set forth in footnote (14), the amount shown reflects the grant date fair value of each equity award computed in accordance with SFAS 123R (disregarding an estimate of forfeitures). The assumptions used in the valuation of these awards are set forth in the notes to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2009, filed with the SEC on March 16, 2010. These amounts do not correspond to the actual value that will be recognized by the Named Executive Officers upon exercise or sale of such award.

Outstanding Equity Awards at 2009 Fiscal Year-End

The table below shows all outstanding equity awards held by the Named Executive Officers at the end of our fiscal year ended December 31, 2009. All awards were granted under our 1997 Stock Plan.

	Option Awards								Stock Awards
		Number of Securities Underlying Unexercised Options (#)				Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (14)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (14)
Name	Grant Date	Exercisable		Unexercisable
M. Kenneth Oshman	12/17/2008	12,500	(1)	37,500	(1)	—	7.69	12/17/2013	—		—	—		—
	12/17/2008	4,688	(2)	14,062	(2)	—	7.69	12/17/2013	—		—	—		—
	12/17/2008	18,750	(3)	37,500	(3)	—	7.69	12/17/2012	—		—	—		—
	12/17/2008	75,000	(4)	75,000	(4)	—	7.69	12/17/2011	—		—	—		—
	12/17/2008	120,000	(5)	—		—	7.69	12/17/2010	—		—	—		—
	12/17/2008	100,000	(6)	—		—	7.69	12/17/2010	—		—	—		—
	12/17/2008	125,000	(7)	—		—	7.69	12/17/2010	—		—	—		—
	05/14/2009	—		75,000	(8)	—	7.47	05/14/2014	—		—	—		—
	09/10/2007	—		—		—	—	—	9,374	(9)	108,363	—		—
	05/27/2008	—		—		—	—	—	18,750	(10)	216,750	—		—
	10/23/2008	—		—		—	—	—	18,750	(11)	216,750	—		—
	03/10/2009	—		—		—	—	—	62,604	(12)	723,702	—		—
	06/10/2009	—		—		—	—	—	1,032	(13)	11,930	—		—
	10/31/2006	—		—		—	—	—	—		—	18,750	(15)	216,750
	02/08/2007	—		—		—	—	—	—		—	35,593	(16)	411,455
	05/14/2009	—		—		—	—	—	—		—	25,000	(17)	289,000

Robert R. Maxfield	05/27/2005	10,000	(18)	—		—	6.81	05/27/2010	—		—	—		—
	04/21/2006	10,000	(18)	—		—	7.99	04/21/2011	—		—	—		—
	05/15/2007	10,000	(18)	—		—	13.74	05/15/2012	—		—	—		—
	05/14/2009	10,000	(18)	—		—	7.47	05/14/2014	—		—	—		—
	11/10/2009	—		—		—	—	—	35,752	(19)	413,293	—		—

Oliver R. Stanfield	08/15/2005	50,000	(20)	—		—	8.19	08/15/2010	—		—	—		—
	10/31/2006	28,125	(21)	9,375	(21)	—	8.43	10/31/2011	—		—	—		—
	12/17/2008	6,250	(22)	18,750	(22)	—	7.69	12/17/2013	—		—	—		—
	12/17/2008	3,125	(23)	9,375	(23)	—	7.69	12/17/2013	—		—	—		—
	12/17/2008	80,000	(24)	—		—	7.69	12/17/2010	—		—	—		—
	12/17/2008	50,000	(25)	—		—	7.69	12/17/2010	—		—	—		—
	12/17/2008	50,000	(26)	—		—	7.69	12/17/2010	—		—	—		—
	05/14/2009	—		33,750	(8)	—	7.47	05/14/2014	—		—	—		—
	09/10/2007	—		—		—	—	—	6,250	(27)	72,250	—		—
	05/27/2008	—		—		—	—	—	9,375	(28)	108,375	—		—
	10/23/2008	—		—		—	—	—	11,250	(29)	130,050	—		—
	03/10/2009	—		—		—	—	—	14,357	(12)	165,967	—		—

44

	Option Awards								Stock Awards
		Number of Securities Underlying Unexercised Options (#)				Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (14)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (14)
Name	Grant Date	Exercisable		Unexercisable
	06/10/2009	—		—		—	—	—	3,375	(13)	39,015	—		—
	10/31/2006	—		—		—	—	—	—		—	12,500	(15)	144,500
	02/08/2007	—		—		—	—	—	—		—	9,322	(16)	107,762
	05/14/2009	—		—		—	—	—	—		—	11,250	(17)	130,050

Michael T. Anderson	11/10/2009	—		75,000	(30)	—	12.82	11/10/2014	—		—	—		—
	11/10/2009	—		—		—	—	—	25,000	(31)	289,000	—		—

Frederik H. Bruggink	10/31/2006	19,688	(21)	6,562	(21)	—	8.43	10/31/2011	—		—	—		—
	09/10/2007	16,876	(32)	16,874	(32)	—	27.80	09/10/2012	—		—	—		—
	05/27/2008	8,438	(33)	25,312	(33)	—	13.32	05/27/2013	—		—	—		—
	12/17/2008	20,000	(34)	—		—	7.69	12/17/2010	—		—	—		—
	12/17/2008	60,000	(35)	—		—	7.69	12/17/2010	—		—	—		—
	12/17/2008	50,000	(36)	—		—	7.69	12/17/2010	—		—	—		—
	12/17/2008	30,001	(37)	—		—	7.69	12/17/2010	—		—	—		—
	05/14/2009	—		30,000	(8)	—	7.47	05/14/2014	—		—	—		—
	10/31/2006	—		—		—	—	—	2,187	(38)	25,282	—		—
	09/10/2007	—		—		—	—	—	5,624	(39)	65,013	—		—
	05/27/2008	—		—		—	—	—	8,437	(40)	97,532	—		—
	10/23/2008	—		—		—	—	—	11,250	(41)	130,050	—		—
	03/10/2009	—		—		—	—	—	12,397	(12)	143,309	—		—
	06/10/2009	—		—		—	—	—	4,041	(13)	46,714	—		—
	02/08/2007	—		—		—	—	—	—		—	8,284	(16)	95,763
	05/14/2009	—		—		—	—	—	—		—	10,000	(17)	115,600

Kathleen B. Bloch	02/03/2003	150,000	(42)	—		—	10.00	02/01/2013	—		—	—		—
	12/17/2008	4,375	(43)	13,125	(43)	—	7.69	12/17/2013	—		—	—		—
	12/17/2008	2,188	(44)	6,562	(44)	—	7.69	12/17/2013	—		—	—		—
	12/17/2008	8,750	(45)	17,500	(45)	—	7.69	12/17/2012	—		—	—		—
	12/17/2008	17,500	(46)	17,500	(46)	—	7.69	12/17/2011	—		—	—		—
	05/14/2009	—		30,000	(8)	—	7.47	05/14/2014	—		—	—		—
	10/31/2006	—		—		—	—	—	2,187	(38)	25,282	—		—
	09/10/2007	—		—		—	—	—	4,374	(47)	50,563	—		—
	05/27/2008	—		—		—	—	—	6,562	(48)	75,857	—		—
	10/23/2008	—		—		—	—	—	11,250	(41)	130,050	—		—
	03/10/2009	—		—		—	—	—	9,098	(12)	105,173	—		—
	06/10/2009	—		—		—	—	—	3,347	(13)	38,691	—		—
	02/08/2007	—		—		—	—	—	—		—	5,932	(16)	68,574
	05/14/2009	—		—		—	—	—	—		—	10,000	(17)	115,600

(1)

In December 2008, our company completed an equity compensation “Exchange Program” under which eligible employees were given an opportunity to exchange some or all of their outstanding stock options and SARs for a predetermined number of new SARs, if the existing awards were “underwater” on the December 17, 2008 exchange grant date for the

Exchange Program. An option or SAR was “underwater” if its exercise price is more than the market value of our common stock on the exchange grant date. This SAR was issued pursuant to the Exchange Program in exchange for a 75,000 share SAR granted on May 27, 2008, and re-priced from $13.32 per share to $7.69 per share. The shares vest at the rate of one-fourth of the shares on December 17, 2009 and each one-year anniversary thereafter, subject to continued employment with our company.

(2)	This SAR was issued pursuant to the Exchange Program in exchange for a 56,250 share SAR granted on September 10, 2007, and re-priced from $27.80 per share to $7.69 per share. The shares vest at the rate of one-fourth of the shares on December 17, 2009 and each one-year anniversary thereafter, subject to continued employment with our company.
(3)	This SAR was issued pursuant to the Exchange Program in exchange for a 56,250 SAR right granted on October 31, 2006, and re-priced from $8.43 per share to $7.69 per share. The shares vest at the rate of one-third of the shares on December 17, 2009 and each one-year anniversary thereafter, subject to continued employment with our company.
(4)	This SAR was issued pursuant to the Exchange Program in exchange for a 150,000 share stock option granted on August 15, 2005, and re-priced from $8.19 per share to $7.69 per share. The shares vest at the rate of one-half of the shares on each of December 17, 2009 and December 17, 2010, subject to continued employment with our company.
(5)	This SAR was issued pursuant to the Exchange Program in exchange for a 120,000 share stock option granted on March 17, 2004, and re-priced from $10.89 per share to $7.69 per share. The shares vested as to 100% of the shares on December 17, 2009.
(6)	This SAR was issued pursuant to the Exchange Program in exchange for a 200,000 share stock option granted on February 22, 2002, and re-priced from $16.35 per share to $7.69 per share. The shares vested as to 100% of the shares on December 17, 2009.
(7)	This SAR was issued pursuant to the Exchange Program in exchange for a 250,000 share stock option granted on February 23, 2001, and re-priced from $16.688 per share to $7.69 per share. The shares vested as to 100% of the shares on December 17, 2009.
(8)	This SAR is subject to vesting at the rate of one-fourth of the shares on May 14, 2010 and each one-year anniversary thereafter, subject to continued employment with our company
(9)	This performance share grant was originally for 18,750 shares and subject to vesting at the rate of one-fourth of the shares on September 10, 2008 and each one-year anniversary thereafter, subject to continued employment with our company. As of December 31, 2009, 9,376 of such performance shares have been issued and released.
(10)	This performance share grant was originally for 25,000 shares and subject to vesting at the rate of one-fourth of the shares on May 27, 2009 and each one-year anniversary thereafter, subject to continued employment with our company. As of December 31, 2009, 6,250 of such performance shares have been issued and released.
(11)	This performance share grant was originally for 25,000 shares and subject to vesting at the rate of one-fourth of the shares on October 23, 2009 and each one-year anniversary thereafter, subject to continued employment with our company. As of December 31, 2009, 6,250 of such performance shares have been issued and released.
(12)	This performance share grant vested as to 100% of the shares on March 1, 2010. All of such performance shares have been issued and released.
(13)	This performance share grant vests as to 100% of the shares on April 30, 2010, subject to continued employment with our company.
(14)	The market value is based on the $11.56 per share closing price of our common stock on December 31, 2009.
(15)	Vesting of this performance share grant is subject to specific performance requirements of our company. The performance requirement is such that we must have achieved (calculated as of the date of announcement of our quarterly earnings) cumulative profitability over four consecutive quarters, calculated on a non-GAAP basis excluding equity compensation or any other extraordinary expense, as reasonably determined by the Compensation Committee of our Board of Directors, at some point during the four year time-based vesting period. If the performance requirement is met, then the time-based vesting will be credited as of such date and will continue on the original schedule. The original vesting schedule is that one-fourth of the shares will vest on October 31, 2007 and each one-year anniversary thereafter. If the performance requirement is never achieved during the four year time-based vesting period, then the performance shares granted will not vest and will be returned to our 1997 Stock Plan. If all or substantially all of our stock or assets are acquired, then the performance requirement will automatically be eliminated, but the time-based vesting will continue. Vesting is also subject to continued employment with our company through the applicable vesting date.
(16)	Vesting of this performance share grant is subject to specific performance requirements of our company. The performance requirement is such that within three years from the February 8, 2007 date of grant, we must have achieved (calculated as of the date of announcement of our quarterly earnings) at least two consecutive quarters of profitability, calculated on a non-GAAP basis excluding equity compensation or any other extraordinary expense, as reasonably determined by the Compensation Committee of our Board of Directors. If the performance requirement is not met during the three-year period, then the performance shares granted will not vest and will be returned to our 1997 Stock Plan. If all or substantially all of our stock or assets are acquired, then the performance requirement will automatically be eliminated and the performance shares shall vest. On February 8, 2010, the performance share grant expired and the shares were returned to our 1997 Stock Plan.
(17)	This performance share grant vests as to 25% on each one-year anniversary of the May 14, 2009 date of grant, in each case subject to the satisfaction of the following performance criterion: In the event we achieve four consecutive quarters of cumulative non-GAAP operating income (as defined below) on or before May 14, 2014, such shares of common stock will be issued to the employee upon settlement of the performance shares, subject to the employee continuing to be a Service Provider (as defined in out 1997 Stock Plan) as of date of determination that the performance criterion has been achieved. “Non-GAAP operating income” means operating income under generally accepted accounting principles, excluding the following: (i) stock-based compensation expense; (ii) one-time charges associated with business combinations; (iii) amortization of intangibles associated with business combinations; (iv) impairment charges; and (v) the affect of any extraordinary event that our Compensation Committee, in the exercise of its reasonable discretion, determines should be excluded.

(18)	This fully vested stock option was granted to Mr. Maxfield in his capacity as a non-employee director.
(19)	This performance share grant is subject to vesting at the rate of one-twelfth of the shares on December 10, 2009 and each one-month anniversary thereafter, subject to continued employment with our company.
(20)	This option was subject to vesting at the rate of one-fourth of the shares on August 15, 2006 and each one-year anniversary thereafter, subject to continued employment with our company.
(21)	This SAR is subject to vesting at the rate of one-fourth of the shares on October 31, 2007 and each one-year anniversary thereafter, subject to continued employment with our company.
(22)	This SAR was issued pursuant to the Exchange Program in exchange for a 37,500 share SAR granted on May 27, 2008, and re-priced from $13.32 per share to $7.69 per share. The shares vest at the rate of one-fourth of the shares on December 17, 2009 and each one-year anniversary thereafter, subject to continued employment with our company.
(23)	This SAR was issued pursuant to the Exchange Program in exchange for a 37,500 share SAR granted on September 10, 2007, and re-priced from $27.80 per share to $7.69 per share. The shares vest at the rate of one-fourth of the shares on December 17, 2009 and each one-year anniversary thereafter, subject to continued employment with our company.
(24)	This SAR was issued pursuant to the Exchange Program in exchange for an 80,000 share stock option granted on March 17, 2004, and re-priced from $10.89 per share to $7.69 per share. The shares vested as to 100% of the shares on December 17, 2009.
(25)	This SAR was issued pursuant to the Exchange Program in exchange for a 100,000 share stock option granted on February 22, 2002, and re-priced from $16.35 per share to $7.69 per share. The shares vested as to 100% of the shares on December 17, 2009.
(26)	This SAR was issued pursuant to the Exchange Program in exchange for a 50,000 share stock option granted on April 10, 2001, and re-priced from $11.61 per share to $7.69 per share. The shares vested as to 100% of the shares on December 17, 2009.
(27)	This performance share grant was originally for 12,500 shares and subject to vesting at the rate of one-fourth of the shares on September 10, 2008 and each one-year anniversary thereafter, subject to continued employment with our company. As of December 31, 2009, 6,250 of such performance shares have been issued and released.
(28)	This performance share grant was originally for 12,500 shares and subject to vesting at the rate of one-fourth of the shares on May 27, 2009 and each one-year anniversary thereafter, subject to continued employment with our company. As of December 31, 2009, 3,125 of such performance shares have been issued and released.
(29)	This performance share grant was originally for 15,000 shares and subject to vesting at the rate of one-fourth of the shares on October 23, 2009 and each one-year anniversary thereafter, subject to continued employment with our company. As of December 31, 2009, 3,750 of such performance shares have been issued and released.
(30)	This SAR is subject to vesting at the rate of one-fourth of the shares on November 10, 2010 and each one-year anniversary thereafter, subject to continued employment with our company.
(31)	This performance share grant is subject to vesting at the rate of one-fourth of the shares on November 10, 2010 and each one-year anniversary thereafter, subject to continued employment with our company.
(32)	This SAR is subject to vesting at the rate of one-fourth of the shares on September 10, 2008 and each one-year anniversary thereafter, subject to continued employment with our company.
(33)	This SAR is subject to vesting at the rate of one-fourth of the shares on May 27, 2009 and each one-year anniversary thereafter, subject to continued employment with our company.
(34)	This SAR was issued pursuant to the Exchange Program in exchange for a 20,000 share stock option granted on September 20, 2002, and re-priced from $10.52 per share to $7.69 per share. The shares vested as to 100% of the shares on December 17, 2009.
(35)	This SAR was issued pursuant to the Exchange Program in exchange for a 60,000 share stock option granted on March 17, 2004, and re-priced from $10.89 per share to $7.69 per share. The shares vested as to 100% of the shares on December 17, 2009.
(36)	This SAR was issued pursuant to the Exchange Program in exchange for a 50,000 share stock option granted on April 10, 2001, and re-priced from $11.61 per share to $7.69 per share. The shares vested as to 100% of the shares on December 17, 2009.
(37)	This SAR was issued pursuant to the Exchange Program in exchange for a 60,000 share stock option granted on February 22, 2002, and re-priced from $16.35 per share to $7.69 per share. The shares vested as to 100% of the shares on December 17, 2009.
(38)	This performance share grant was originally for 8,750 shares and subject to vesting at the rate of one-fourth of the shares on October 31, 2007 and each one-year anniversary thereafter, subject to continued employment with our company. As of December 31, 2009, 6,563 of such performance shares have been issued and released.
(39)	This performance share grant was originally for 11,250 shares and subject to vesting at the rate of one-fourth of the shares on September 10, 2008 and each one-year anniversary thereafter, subject to continued employment with our company. As of December 31, 2009, 5,626 of such performance shares have been issued and released.

(40)	This performance share grant was originally for 11,250 shares and subject to vesting at the rate of one-fourth of the shares on May 27, 2009 and each one-year anniversary thereafter, subject to continued employment with our company. As of December 31, 2009, 2,813 of such performance shares have been issued and released.
(41)	This performance share grant was originally for 15,000 shares and subject to vesting at the rate of one-fourth of the shares on October 23, 2009 and each one-year anniversary thereafter, subject to continued employment with our company. As of December 31, 2009, 3,750 of such performance shares have been issued and released.
(42)	This option was originally subject to vesting at the rate of one-fourth of the shares on the first anniversary of the grant date and monthly thereafter over the next 36 months. The vesting of this option was accelerated in full by our Board of Directors on November 18, 2005 to eliminate future stock compensation expense that we would otherwise have been required to recognize.
(43)	This SAR was issued pursuant to the Exchange Program in exchange for a 26,250 share SAR granted on May 27, 2008, and re-priced from $13.32 per share to $7.69 per share. The shares vest at the rate of one-fourth of the shares on December 17, 2009 and each one-year anniversary thereafter, subject to continued employment with our company.
(44)	This SAR was issued pursuant to the Exchange Program in exchange for a 26,250 share SAR granted on September 10, 2007, and re-priced from $27.80 per share to $7.69 per share. The shares vest at the rate of one-fourth of the shares on December 17, 2009 and each one-year anniversary thereafter, subject to continued employment with our company.
(45)	This SAR was issued pursuant to the Exchange Program in exchange for a 26,250 share SAR granted on October 31, 2006, and re-priced from $8.43 per share to $7.69 per share. The shares vest at the rate of one-third of the shares on December 17, 2009 and each one-year anniversary thereafter, subject to continued employment with our company.
(46)	This SAR was issued pursuant to the Exchange Program in exchange for a 35,000 share stock option granted on August 15, 2005, and re-priced from $8.19 per share to $7.69 per share. The shares vest at the rate of one-half of the shares on each of December 17, 2009 and December 17, 2010, subject to continued employment with our company.
(47)	This performance share grant was originally for 8,750 shares and subject to vesting at the rate of one-fourth of the shares on September 10, 2008 and each one-year anniversary thereafter, subject to continued employment with our company. As of December 31, 2009, 4,376 of such performance shares have been issued and released.
(48)	This performance share grant was originally for 8,750 shares and subject to vesting at the rate of one-fourth of the shares on May 27, 2009 and each one-year anniversary thereafter, subject to continued employment with our company. As of December 31, 2009, 2,188 of such performance shares have been issued and released.

Option Exercises and Stock Vested for Fiscal 2009

The table below shows all stock options and SARs exercised and value realized upon exercise, and all stock awards vested and value realized upon vesting, by the Named Executive Officers during the fiscal year ended December 31, 2009.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($) (2)
M. Kenneth Oshman	—	—	17,188		186,022
Robert R. Maxfield	—	—	3,250	(3)	35,978	(3)
Robert R. Maxfield	—	—	29,500	(4)	236,800	(4)
Oliver R. Stanfield	—	—	14,166		151,646
Michael T. Anderson	—	—	—		—
Frederik H. Bruggink	35,000	204,960	14,479		162,805
Kathleen B. Bloch	—	—	13,229		150,785

(1)	The value realized equals the difference between the option exercise price and the fair market value of our common stock on the date of exercise, multiplied by the number of shares for which the option was exercised.
(2)	The value realized equals the fair market value of our common stock on the date of vesting, multiplied by the number of shares vested.
(3)	Pertains to performance shares granted to Mr. Maxfield in his capacity as our PEO.
(4)	Pertains to performance shares granted to Mr. Maxfield in his capacity as a consultant to our company.

Potential Payments Upon Termination or Change in Control

In connection with his appointment as our President and Chief Executive Officer, on November 10, 2009, we granted to Robert R. Maxfield 39,002 performance shares under our 1997 Stock Plan, with a grant date value of $500,000. The performance shares will vest as to one-twelfth of the shares on December 10, 2009 and each one-month anniversary thereafter, so long as Mr. Maxfield remains Chief Executive Officer or an employee of our company. However, if a replacement Chief Executive Officer commences employment and Mr. Maxfield ceases to remain an Echelon employee within six months following the date of grant, then a minimum of six months vesting, or 50% of the shares, will automatically vest. For example, if a replacement Chief Executive Officer commences employment and Mr. Maxfield ceases to remain an Echelon employee during month four, then Mr. Maxfield would be entitled to 50% (six months out of twelve) of the shares. If a replacement Chief Executive Officer commences employment and Mr. Maxfield ceases to remain an employee of our company during month nine, then Mr. Maxfield would be entitled to 66-2/3% (eight months out of twelve) of the shares. In the event of a corporate acquisition of our company, or the sale of substantially all of the assets of our company prior to full vesting, Mr. Maxfield would be entitled to all of the shares.

In June 2008, our Board of Directors approved modifications to the forms of equity award agreements under our 1997 Stock Plan. Under these modifications, if within twelve months following a change in control of our company, an employee of our company or our subsidiaries at the level of Vice President and above is subject to an involuntary (not for cause) termination within the meaning of our 1997 Stock Plan, then certain equity compensation awards of that employee would become fully vested.

On November 11, 2009, we entered into an agreement with Frederik H. Bruggink, our then Senior Vice President and General Manager, Service Provider Group, pursuant to which it was mutually agreed that Mr. Bruggink’s employment with our company would terminate in order to allow Mr. Bruggink to pursue other interests. Through May 31, 2010, Mr. Bruggink will assist in transitions relating to smart grid sales and go-to-market strategies to utilities. On May 31, 2010, he is entitled to receive a severance payment in the amount of €430,000 in addition to payment for any accrued and unused vacation.

Compensation Committee Interlocks and Insider Participation

During fiscal 2009, the following directors were members of Echelon’s Compensation Committee: Armas Clifford Markkula, Jr., Robert R. Maxfield (from June 16, 2009 through November 4, 2009), Richard M. Moley and Betsy Rafael (from January 1, 2009 through June 15, 2009, and since November 5, 2009). None of Echelon’s executive officers serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving on Echelon’s Board of Directors or Compensation Committee. Mr. Maxfield served as an officer of our company from April 2008 to October 2008 and recommenced employment with our company on November 5, 2009 in the capacity as our President and Chief Executive Officer.

Equity Compensation Plan Information

The following table provides information as of December 31, 2009 about our equity compensation plans under which shares of our common stock may be issued to employees, consultants or members of our Board of Directors:

	(a)	(b)		(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))
Equity compensation plans approved by security holders (1)(2)	7,392,866	$6.78	(3)	9,983,699
Equity compensation plans not approved by security holders	—	—		—

Total	7,392,866	$6.78	(3)	9,983,699

(1)	These plans include our 1997 Stock Plan and our 1998 Director Option Plan. Our 1998 Director Option Plan expired in July 2008.
(2)	The number of shares reserved for issuance under our 1997 Stock Plan is subject to an automatic annual increase equal to the lesser of (i) 5,000,000 shares, (ii) 4% of our outstanding common stock on the first day of our fiscal year or (iii) a lesser number of shares determined by our Board of Directors.
(3)	The weighted average exercise price reflects the issuance of 1,464,090 performance shares, for which no consideration will be paid upon exercise. The weighted average exercise price for the remaining securities to be issued upon exercise of outstanding options, warrants and rights (5,928,776 shares) is $8.45.

Policies and Procedures with Respect to Related Party Transactions

Our Corporate Governance Guidelines require our directors to take a proactive, focused approach to their position and to set standards that ensure that our company is committed to business success through the maintenance of the highest standards of responsibility and ethics. Thus, our Board of Directors is committed to upholding the highest legal and ethical conduct in fulfilling its responsibilities and recognizes that related party transactions can present heightened risk of potential or actual conflicts of interest. Accordingly, as a general matter, it is Echelon’s preference to avoid related party transactions.

The charter of our Audit Committee requires that the members of the Audit Committee, all of whom are independent directors, review and approve in advance all related party transactions for which approval is required under applicable law. Current SEC rules define a related party transaction to include any transaction, arrangement or relationship in which our company is a participant and in which any of the following persons has or will have a direct or indirect interest:

•	an executive officer, director or director nominee of Echelon;

•	any person who is known to be the beneficial owners of more than 5% of our common stock;

•

any person who is an immediate family member (as defined in Item 404 of Regulation S-K) of an executive officer, director or director nominee or beneficial owner of more than 5% of our common stock; and

•

any firm, corporation or other entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person, together with any other of the foregoing persons, has a 5% or greater beneficial ownership interest.

Certain Relationships

Loans to Employees

On October 29, 2001, we loaned Russell Harris, our Senior Vice President of Operations, $1,000,000 in connection with his principal residence. Mr. Harris issued to us a promissory note secured by residential real estate. The note bore interest at the rate of 4.5% per annum, compounded monthly. The interest that accrued under the note was due and payable in monthly installments over the nine year term of the note, and the principal was due and payable on October 29, 2010. The principal was paid in full by Mr. Harris in June 2009. As of December 31, 2008, the outstanding principal balance was $1,000,000. During the year ended December 31, 2009, Mr. Harris paid $22,000 in interest on the loan. While it was outstanding, the terms of this loan were never amended.

Agreements with ENEL

In June 2000, we began working with the Italian utility Enel to incorporate our technology into Enel’s Contatore Elettronico project. Under this project, Enel replaced its existing stand-alone electricity meters with advanced, networked electricity meters at over 27 million of its customers’ locations in Italy. We completed our scheduled deliveries under this project in 2005. In October 2006, we entered into a new development and supply agreement and a software enhancement agreement with Enel. Under the development and supply agreement, Enel and its contract manufacturers purchase additional electronic components and finished goods from us. Under the software enhancement agreement, we provide software enhancements to Enel for use in its Contatore Elettronico system. The development and supply agreement expires in December 2011, and the software enhancement agreement expires in December 2010, although delivery of products and services can extend beyond those dates and the agreements may be extended under certain circumstances.

In June 2000, we entered into a stock purchase agreement with Enel pursuant to which Enel purchased 3.0 million newly issued shares of our common stock for $130.7 million. The closing of this stock purchase occurred on September 11, 2000. At the closing, Enel had agreed that it would not, except under limited circumstances, sell or otherwise transfer any of those shares for a specified time period. That time period expired September 11, 2003. To our knowledge, Enel has not disposed of any of its 3.0 million shares. The stock purchase agreement also gives Enel the right to nominate a member of our Board of Directors as long as Enel owns at least two million shares of our common stock. As a condition to the closing of the stock purchase agreement, our directors and our Chief Financial Officer agreed to enter into a voting agreement with Enel in which each of them agreed to vote the shares of our company’s common stock that they beneficially own or control in favor of Enel’s nominee to our Board of Directors. M. Francesco Tatò served as Enel’s representative on our Board of Directors from September 2000 until June 2002. Enel has not nominated a replacement for Mr. Tatò on our Board of Directors. In December 2005, Enel transferred to a related entity, Enel Investment Holding BV, its three million shares of our common stock. To our knowledge, Enel, through Enel Investment Holding BV, currently holds 3,000,000 shares of our common stock, representing 7.3% of our outstanding common stock as of April 7, 2010.

Pursuant to a registration rights agreement, dated September 11, 2000, between our company and Enel, Enel may, subject to certain conditions and limitations, request that we register the shares purchased under the common stock purchase agreement. In the event we elect to register any of our securities, Enel may, subject to certain limitations, include the shares purchased under the common stock purchase agreement in such registration.

Reimbursement of Travel Expenses

Mr. Oshman, Chairman of our Board of Directors, from time to time uses his private plane or private air travel services for company business for himself and any employees that accompany him. In August 2008, our Board of Directors approved a reimbursement arrangement whereby our company will reimburse Mr. Oshman for 50% of the costs incurred for his private plane or charter aircraft travel on company business. These costs include flight charges (subject to any discounted rate that may apply), fuel, fuel surcharges, landing fees, crew costs and related expenses. Our Audit Committee regularly reviews these expenses. During 2009, we recognized a total of approximately $169,000 in expenses pursuant to this reimbursement arrangement.

In November 2009, our Board of Directors approved a similar reimbursement arrangement for our new President and Chief Executive Officer, Robert R. Maxfield, whereby our company will reimburse Mr. Maxfield for 50% of the costs incurred by Mr. Maxfield for his charter aircraft travel on company business. Alternatively, if Mr. Maxfield uses his private plane on company business, our company will reimburse him for the cost of first class commercial air travel services for himself and company employees who accompany him. During 2009, there were no expenses incurred pursuant to Mr. Maxfield’s reimbursement arrangement.

Legal Services

During fiscal year 2009, the law firm of Wilson Sonsini Goodrich & Rosati, P.C. acted as principal outside counsel to our company. Mr. Sonsini, a director of our company, is a member of Wilson Sonsini Goodrich & Rosati, P.C. We incur bills for legal services that vary from year to year depending upon our legal needs. In determining the independence of Mr. Sonsini, our Board of Directors reviews our relationship with Wilson Sonsini Goodrich & Rosati, P.C. in conjunction with the applicable independence guidelines under the applicable listing standards of the Nasdaq Stock Market and SEC rules.

OTHER INFORMATION

Section 16(a) Beneficial Ownership Reporting Information

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers, directors and persons who own more than 10% of a registered class of our equity securities to file certain reports with the SEC regarding ownership of, and transactions in, our securities. Such officers, directors and 10% stockholders are also required by the SEC to furnish us with copies of all Section 16(a) forms that they file.

Based solely on our review of such forms furnished to us and written representations from certain reporting persons, we believe that all filing requirements applicable to our executive officers, directors and more than 10% stockholders were complied with during the fiscal year ended December 31, 2009. On March 16, 2010, a Form 4 was filed late on behalf of Robert J. Finocchio to report a June 2004 gift of shares from Mr. Finocchio to his family trust.

No Incorporation by Reference

In Echelon’s filings with the SEC, information is sometimes “incorporated by reference.” This means that we are referring you to information that has previously been filed with the SEC and the information should be considered as part of the particular filing. As provided under SEC regulations, the “Report of the Audit Committee of our Board of Directors” and the “Compensation Committee Report” contained in this Proxy Statement specifically are not incorporated into any other filings with the SEC. In addition, this Proxy Statement includes several website addresses. These website addresses are intended to provide inactive, textual references only. The information on these websites is not part of this Proxy Statement.

Stockholder Proposals—2011 Annual Meeting

Stockholders may present proposals for action at a future meeting if they comply with SEC rules and Echelon’s bylaws. For additional details and deadlines for submitting proposals, see “Deadline for Receipt of Stockholder Proposals” in this Proxy Statement above. If you would like a copy of the requirements contained in our bylaws, please contact: Kathleen B. Bloch, Senior Vice President, General Counsel and Secretary, Echelon Corporation, 550 Meridian Avenue, San Jose, California 95126.

Available Information

You may obtain a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 without charge by sending a written request to Echelon Corporation, 550 Meridian Avenue, San Jose, California 95126, Attention: Investor Relations. The annual report is also available online at www.echelon.com or the SEC’s website at www.sec.gov.

REPORT OF THE AUDIT COMMITTEE OF OUR BOARD OF DIRECTORS

Notwithstanding any statement to the contrary in any of our previous or future filings with the SEC, this report of the Audit Committee of our Board of Directors shall not be deemed “filed” with the SEC or “soliciting material” under the Securities Exchange Act of 1934, as amended, and shall not be incorporated by reference into any such filings.

The Audit Committee of our Board of Directors serves as the representative of our Board of Directors for general oversight of our financial accounting and reporting process, system of internal control, audit process, and process for monitoring compliance with laws and regulations. Our management has primary responsibility for preparing our financial statements and our financial reporting process. Our independent registered public accounting firm, KPMG LLP, is responsible for expressing an opinion on the conformity of our fiscal year 2009 audited financial statements to generally accepted accounting principles. In this context, the Audit Committee hereby reports as follows:

1. The Audit Committee has reviewed and discussed the audited financial statements with our management, including a discussion of the quality and acceptability of the financial reporting, the reasonableness of significant accounting judgments and estimates and the clarity of disclosures in the financial statements. In connection with this review and discussion, the Audit Committee asked a number of follow-up questions of management and KPMG LLP to help give the Audit Committee comfort in connection with its review.

2. The Audit Committee has discussed with KPMG LLP the matters required to be discussed by the statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

3. The Audit Committee has received the written disclosures and the letter from KPMG LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG LLP’s communications with the Audit Committee concerning independence, and has discussed with KPMG LLP the independence of KPMG LLP.

4. Based on the review and discussions referred to in paragraphs (1) through (3) above, the Audit Committee recommended to our Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, for filing with the SEC.

Our Board of Directors has adopted a written charter for the Audit Committee, a copy of which can be viewed at the investor relations section of our website at www.echelon.com. Each of the members of the Audit Committee is independent as defined under the listing standards of the National Association of Securities Dealers.

Audit Committee

Robert J. Finocchio, Jr., Chairman

Robyn M. Denholm

Betsy Rafael

OTHER MATTERS

As of the date hereof, our Board of Directors is not aware of any other matters to be submitted at the annual meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed Proxy to vote the shares they represent as our Board of Directors recommends or as they otherwise deem advisable.

THE BOARD OF DIRECTORS

San Jose, California

April 16, 2009

ECHELON CORPORATION ATTN: MIKE MARSZEWSKI 550 MERIDIAN AVE. SAN JOSE, CA 95126

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends that you vote FOR the following:

For All

Withhold All

For All Except

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

Election of Directors

Nominees

01 Robyn M. Denholm 02 Richard M. Moley 03 Betsy Rafael

The Board of Directors recommends you vote FOR the following proposal(s):

2 PROPOSAL TO RATIFY THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR

ENDING DECEMBER 31, 2010.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For Against Abstain

For address change/comments, mark here. (see reverse for instructions)

Please indicate if you plan to attend this meeting Yes No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, 10K Wrap is/are available at www.proxyvote.com .

ECHELON CORPORATION 2010 Annual Meeting of Stockholders

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ECHELON CORPORATION

The undersigned stockholder of Echelon Corporation, a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 16, 2010, and hereby appoints Kathleen B. Bloch and Oliver R. Stanfield, and each of them, proxy and attorney-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2010 Annual Meeting of Stockholders of Echelon Corporation to be held on Wednesday, May 26, 2010, at 10:00 a.m., Pacific Time, at 570 Meridian Avenue, San Jose, CA 95126, and at any postponement or adjournment thereof, and to vote all shares of common stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side, and, in their discretion, upon such other matter or matters which may properly come before the meeting and any adjournment(s) thereof.

THIS PROXY WILL BE VOTED AS DIRECTED, OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED “FOR” THE ELECTION OF THE SPECIFIED NOMINEES AS DIRECTORS, “FOR” THE RATIFICATION OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

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